                                                                    Exhibit 10.1

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                                   EAC I INC.

                    (TO BE RENAMED JLC LEARNING CORPORATION)

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                                 NOTE AGREEMENT

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                            DATED AS OF JULY 13, 1999

         $19,000,000 13.375% SENIOR SUBORDINATED NOTES DUE JULY 13, 2007

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

                                TABLE OF CONTENTS
                             (Not Part of Agreement)


                                                                           Page
                                                                           ----

1.    PAYMENTS...........................................................    1
      1.1      Interest Payments.........................................    1
      1.2      Required Principal Payments...............................    1
      1.3      OPTIONAL PRINCIPAL PAYMENTS...............................    1
      1.4      DELIVERY OF NOTES IN PAYMENT OF WARRANT PURCHASE PRICE....    3
      1.5      PAYMENTS AMONG NOTEHOLDERS................................    3
      1.6      OFFER TO PAY UPON CHANGE IN CONTROL.......................    3
      1.7      No Other Payments of Principal; Acquisition of Notes......    5
      1.8      Notation of Notes on Payment..............................    6
      1.9      MANNER OF PAYMENTS........................................    6

2.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES......................    7
      2.1      Registration of Notes.....................................    7
      2.2      Exchange of Notes.........................................    7
      2.3      REPLACEMENT OF NOTES......................................    7
      2.4      ISSUANCE TAXES............................................    8

3.    GENERAL COVENANTS..................................................    8
      3.1      PAYMENT OF TAXES AND CLAIMS...............................    8
      3.2      MAINTENANCE OF PROPERTIES; CORPORATE EXISTENCE; ETC.......    8
      3.3      PAYMENT OF NOTES AND MAINTENANCE OF OFFICE................    9
      3.4      Pension Plans.............................................    9
      3.5      Private Offering..........................................   10
      3.6      Affiliate Guaranty........................................   10
      3.7      Year 2000 Compliance......................................   11
      3.8      Consummation of Merger....................................   11

4.    FINANCIAL COVENANTS................................................   11
      4.1      Incurrence of Debt........................................   11
      4.2      INTEREST COVERAGE RATIO...................................   12
      4.3      Consolidated Total Debt...................................   12
      4.4      RESTRICTED PAYMENTS.......................................   13
      4.5      LIENS.....................................................   14
      4.6      Mergers and Consolidations................................   16
      4.7      Disposition of Assets; Subsidiary Stock...................   17
      4.8      Transactions with Affiliates..............................   19
      4.9      AMENDMENTS TO ACCEPTABLE CREDIT FACILITIES................   19
      4.10     LINES OF BUSINESS.........................................   19
      4.11     Limitation on Dividend and Other Payment Restrictions
                 Affecting Subsidiaries..................................   19

5.    REPORTING COVENANTS................................................   20
      5.1      Financial and Business Information........................   20
      5.2      OFFICER'S CERTIFICATES....................................   23
      5.3      Accountants' Certificates.................................   24
      5.4      INSPECTION................................................   24



                                                                           Page
                                                                           ----

6.    EVENTS OF DEFAULT..................................................   24
      6.1      EVENTS OF DEFAULT.........................................   26
      6.2      Default Remedies..........................................   27
      6.3      ANNULMENT OF ACCELERATION OF NOTES........................   29

7.    SUBORDINATION OF SUBORDINATED DEBT.................................   29
      7.1      General...................................................   29
      7.2      Insolvency................................................   29
      7.3      Proofs of Claim...........................................   30
      7.4      PAYMENT DEFAULT IN RESPECT OF SENIOR DEBT.................   30
      7.5      Nonpayment Default in Respect of Senior Debt..............   30
      7.6      EXERCISE OF REMEDIES......................................   31
      7.7      Turnover of Payments......................................   32
      7.8      SUBORDINATION UNAFFECTED BY CERTAIN EVENTS................   32
      7.9      Reinstatement of Subordination............................   33
      7.10     Obligations Not Impaired..................................   33
      7.11     Payment of Senior Debt; Subrogation.......................   33
      7.12     RELIANCE OF HOLDERS OF SENIOR DEBT; ACKNOWLEDGMENT........   34
      7.13     Identity of Holders of Senior Debt........................   34
      7.14     AMENDMENTS TO THIS AGREEMENT..............................   34
      7.15     AMENDMENTS TO SENIOR CREDIT FACILITY......................   34
      7.16     CERTIFICATION OF SUBORDINATION............................   35

8.    INTERPRETATION OF THIS AGREEMENT...................................   35
      8.1      TERMS DEFINED.............................................   35
      8.2      Accounting Principles.....................................   53
      8.3      Directly or Indirectly....................................   53
      8.4      Section Headings and Table of Contents and Construction...   54
      8.5      GOVERNING LAW.............................................   54
      8.6      General Interest Provisions...............................   54

9.    MISCELLANEOUS......................................................   55
      9.1      COMMUNICATIONS............................................   55
      9.2      REPRODUCTION OF DOCUMENTS.................................   56
      9.3      SURVIVAL..................................................   56
      9.4      SUCCESSORS AND ASSIGNS....................................   56
      9.5      AMENDMENT AND WAIVER......................................   57
      9.6      Expenses..................................................   58
      9.7      WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION; ETC........   59
      9.8      Indemnification of Each Holder............................   60
      9.9      Entire Agreement..........................................   60
      9.10     Execution in Counterpart..................................   61


                                 NOTE AGREEMENT

     NOTE AGREEMENT, dated as of July 13, 1999, among EAC I INC., a Delaware corporation (together with its successors and assigns, the "COMPANY"; to be renamed "JLC LEARNING CORPORATION"). THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, and SGC PARTNERS II, LLC, a Delaware limited liability company (together with their respective successors and assigns, the "PURCHASERS").

                                    RECITALS

     WHEREAS, pursuant to the Securities Purchase Agreement, the Purchasers have agreed to purchase from the Company, and the Company has agreed to sell to the Purchasers, Nineteen Million Dollars ($19,000,000) in aggregate principal amount of the Notes; and

     WHEREAS, the Company and the Purchasers wish to enter into this Agreement to govern the terms of the Notes.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein. the parties to this Agreement hereby agree as follows:

1.   PAYMENTS

     1.1  INTEREST PAYMENTS.

     Interest on the Notes shall be computed and paid in the manner and on the dates provided in the Notes.

     1.2  REQUIRED PRINCIPAL PAYMENTS.

     The Company shall pay, or cause to be paid, and there shall become due and payable, Six Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($6,333,333) in principal amount of the Notes on each of July 13, 2005 and July 13, 2006, and Six Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four Dollars ($6,333,334) in principal amount of the Notes on July 13, 2007 (each, a "REQUIRED PRINCIPAL PAYMENT"). Each Required Principal Payment shall be at one hundred percent (100%) of the principal amount paid, together with interest accrued thereon to the date of payment. The entire principal of the Notes remaining outstanding on July 13, 2007, together with interest accrued thereon, shall become due and payable on such date.

     1.3  OPTIONAL PRINCIPAL PAYMENTS.

          (a) OPTIONAL PRINCIPAL PAYMENTS. The Company may pay a principal amount of the Notes at any time, in part, in an amount not less than One Million Dollars ($1,000,000) and integral multiples of One Hundred Thousand Dollars ($100,000), or in whole, in each case together with interest on such principal amount then being paid accrued to the payment date, and, subject to Section 1.3 (d), the Prepayment Compensation Amount determined with respect to the principal being so paid.

          (b) NOTICE OF OPTIONAL PAYMENT. The Company will give notice of any optional payment of the Notes pursuant to this Section 1.3 to each holder of Notes not less than twenty (20) days nor more than sixty (60) days before the specified payment date, stating:

               (i) the specified payment date;

               (ii) that such payment is to be made pursuant to this Section
          1.3;

               (iii) the principal amount of each Note to be paid on such date;

               (iv) the interest to be paid on each such Note, accrued to the specified payment date; and

               (v) the Prepayment Compensation Amount due in connection with such payment or, if the Company claims that no Prepayment Compensation Amount is then due in respect of such payment by virtue of the provisions of Section 1.3(d). a statement to such effect, together with a detailed calculation of the Realizable IRR by the Company, calculated with respect to the specified payment date.

          (c) PREPAYMENT OF NOTES. Notice of payment having been so given, the aggregate principal amount of the Notes to be paid stated in such notice, together with interest thereon accrued to the specified payment date and, subject to Section 1.3(d), with the Prepayment Compensation Amount determined as of the specified payment date, if any, shall become due and payable on the specified payment date.

          (d) WAIVER OF PREPAYMENT COMPENSATION AMOUNT. Notwithstanding the foregoing provisions of this Section 1.3, no Prepayment Compensation Amount shall be payable in connection with any payment of the Notes pursuant to this Section 1.3 if, and only if, both:

               (i) the payment of Notes pursuant to this Section 1.3 is made in conjunction with a Liquidity Event; and

               (ii) the Realizable IRR as of the payment date is equal to or greater than the Target IRR as of such date.

          (e) DETERMINATION OF REALIZABLE IRR. In the event that any holder of Notes shall disagree with the calculation of the Realizable IRR set forth by the Company in the notice given pursuant to Section 1.3(b), such holder, by notice to the Company in writing given at least ten (10) days prior to the payment date specified in the notice given pursuant to Section 1.3(b), may demand that the Company obtain a calculation of the Realizable IRR by a Valuation Agent. In the event that any holder makes such a demand, the calculation of the Realizable IRR by the Valuation Agent shall be conclusive in the absence of manifest error.

          (f) EFFECT OF PARTIAL PAYMENTS ON REQUIRED PAYMENTS. Each partial payment of the principal of the Notes made pursuant to this Section 1.3 shall be applied against and reduce ratably each of the then-remaining Required Principal Payments.


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

     1.4  DELIVERY OF NOTES IN PAYMENT OF WARRANT PURCHASE PRICE.

     The Warrant Agreement provides that a holder of Warrants may tender Notes in partial or complete payment of the purchase price for the Common Stock issued upon exercise of the Warrants. Promptly following the receipt of any Note so tendered, the Company shall promptly cancel and retire such surrendered Note (and no such Note shall be reissued), and shall issue to the holder thereof a new Note in the principal amount of such tendered Note remaining after deduction of the principal amount thereof applied to payment of the purchase price for the Common Stock. For purposes of Rule 144 under the Securities Act, 17 C.F.R.
Section 230.144. the Company and you agree that a tender of Notes in payment of the exercise price in respect of the Warrants shall not be deemed a prepayment of the Notes, but rather a conversion of such Notes. pursuant to the terms of the Warrant Agreement and the Warrants, into Common Stock.

     1.5  PAYMENTS AMONG NOTEHOLDERS.

     If at the time any payment of the principal of the Notes made pursuant to
Section 1.2 or Section 1.3 is due there is more than one Note outstanding, the aggregate principal amount of each such required or optional partial payment of the Notes shall be allocated among the Notes at the time outstanding pro rata in proportion to the respective unpaid principal amounts of all such outstanding Notes.

     1.6  OFFER TO PAY UPON CHANGE IN CONTROL.

          (a) NOTICE OF CHANGE IN CONTROL NOTICE EVENT. In the event of the obtaining of knowledge of a Change in Control Notice Event by any Senior Officer (including, without limitation, via the receipt of notice of a Change in Control Notice Event from any holder of Notes), the Company will, within three (3) Business Days after the occurrence of such event, give notice of such Change in Control Notice Event to each holder of 'Notes. Each such notice shall:

               (i) be dated the date of the sending of such notice;

               (ii) be executed by a Senior Officer:

               (iii) refer to this Section 1.6; and

               (iv) specify, in reasonable detail, the nature and date of the Change in Control Notice Event.

          (b) OFFER IN RESPECT OF A CHANGE IN CONTROL. In the event of a Change in Control, the Company will, within three (3) Business Days after the occurrence of such event (or, in the case of any Change in Control the consummation or finalization of which would involve any action of the Company, at least thirty (30) days prior to such Change in Control), give notice of such Change in Control to each holder of Notes. Such notice shall contain an irrevocable separate offer to each holder of Notes to pay all, but not less than all, of the principal of, and interest on the Notes held by such holder on a date (the "CHANGE IN CONTROL PAYMENT DATE") specified in such notice that is not less than twenty (20) days and not more than thirty (30) days after the date of such notice. Each such notice shall:

               (i) be dated the date of the sending of such notice;

               (ii) be executed by a Senior Officer;

               (iii) specify, in reasonable detail, the nature and date of the Change in Control;

               (iv) specify the Change in Control Payment Date;

               (v) specify the principal amount of each Note outstanding;

               (vi) specify the interest that would be due on each Note offered to be paid, accrued to the Change in Control Payment Date;

               (vii) specify the calculation of the Prepayment Compensation Amount, if any, due in connection with such payment or, if the Company claims that no Prepayment Compensation Amount is then due in respect of such payment by virtue of the provisions of Section 1.6(e), a statement to such effect, together with a detailed calculation of the Realized IRR by the Company, calculated with respect to the Change in Control Payment Date; and

               (viii) certify that the conditions of this Section 1.6 have been fulfilled.

If the Company shall not have received a written response to such notice from any holder of Notes within ten days after the date of posting of such notice to such holder of Notes, then the Company shall immediately send a second notice to each such holder of Notes.

          (c) ACCEPTANCE, REJECTION. To accept such offered prepayment, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than thirty (30) days after the date of receipt by such holder of the written offer of such prepayment (it being understood that the failure by a holder to respond to such written offer of prepayment within such period of thirty (30) days or the delivery of a written notice of rejection of such offer within such period shall be deemed to constitute a rejection of such offer). If so accepted, such offered prepayment shall be due and payable on the Change in Control Payment Date. Such offered prepayment shall be made at 100% of the principal amount of such Notes as of the Change in Control Payment Date, together with interest thereon accrued to the Change in Control Payment Date and, subject to Section 1.6(e), the Prepayment Compensation Amount, if any.

          (d) DEFERRAL OF OBLIGATION TO PURCHASE. The obligation of the Company to purchase Notes pursuant to the offers required by Section 1.6(b) and accepted in accordance with Section 1.6(c) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur prior to the Change in Control Payment Date in respect thereof, such purchase shall be deferred until and shall be made on the date on which such Change in Control occurs or, if the Company determines that efforts to effect such Change in Control have ceased or have been abandoned, then such offer, acceptances and obligation to purchase shall be deemed to have been rescinded. The Company shall keep each holder of Notes reasonably and timely informed of:

               (i) any such deferral of the date of purchase;

               (ii) the date on which such Change in Control and the purchase are expected to occur; and

               (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned.

          (e) CIRCUMSTANCES PERMITTING REPURCHASE OF NOTES AT PAR UPON A CHANGE IN CONTROL. In the event that:

               (i) the Change in Control giving rise to the rights of the holders of the Notes under this Section 1.6 shall offer the holders of Notes the right to sell (entirely for cash), contemporaneously with such Change in Control, both:

                    (A) all Purchaser Shares outstanding; and

                    (B) all Purchaser Shares issuable upon the exercise of the
               Warrants at such time; and

               (ii) the Realized IRR in connection with such Change in Control is equal to or greater than the Target IRR in effect on the Change in Control Prepayment Date;

the Company shall offer to repurchase the Notes as otherwise provided in this
Section 1.6, except that the Company shall not be required to pay the Prepayment Compensation Amount, if any, that would otherwise be payable in respect of such repurchase of Notes pursuant to this Section 1.6.

          (f) DETERMINATION OF REALIZED IRR. In the event that any holder of Notes shall disagree with the calculation of the Realized IRR set forth by the Company in the notice given pursuant to Section 1.6(b), such holder, by notice to the Company in writing given at least ten (10) days prior to the payment date specified in the notice given pursuant to Section 1.6(b), may demand that the Company obtain a calculation of the Realized IRR by a Valuation Agent. In the event that any holder makes such a demand, the calculation of the Realized IRR by the Valuation Agent shall be conclusive in the absence of manifest error.

          (g) EFFECT OF PARTIAL REPURCHASES ON REQUIRED PAYMENT. At the time of the making of any partial repurchase of Notes pursuant to this Section 1.6, an amount equal to the principal amount of the Notes so repurchased shall be applied against and reduce each of the then remaining Required Principal Payments by a percentage equal to the quotient of:

               (i) the aggregate principal amount of the Notes so paid; divided by

               (ii) the aggregate principal amount of the Notes outstanding immediately prior to such payment.

     1.7  NO OTHER PAYMENTS OF PRINCIPAL; ACQUISITION OF NOTES.

     Except for payments of principal made in accordance with this Section 1, the Company may not make any payment of principal in respect of the Notes. The Company will not, and will not permit any Subsidiary or any Affiliate to, directly or indirectly, acquire or make any offer to acquire any Notes.

     1.8  NOTATION OF NOTES ON PAYMENT.

     Upon any partial payment of a Note, the holder of such Note may (but shall not be required to), at its option:

          (a) surrender such Note to the Company pursuant to Section 2.2 in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note;

          (b) make such Note available to the Company for notation thereon of the portion of the principal so paid; or

          (c) mark such Note with a notation thereon of the portion of the principal so paid.

In case the entire principal amount of any Note is paid, then promptly following the written request of the Company, such Note shall be surrendered to the Company for cancelation and shall not be reissued, and no Note shall be issued in lieu of the paid principal amount of any Note.

     1.9  MANNER OF PAYMENTS.

          (a) MANNER OF PAYMENT. The Company shall pay or cause to be paid all amounts payable with respect to each Note (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting, by federal funds bank wire transfer, the account of the holder thereof in any bank in the United States of America as may be designated in writing by such holder, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such holder. Annex I shall be deemed to constitute notice, direction or designation (as appropriate) by each Purchaser to the Company with respect to payments to be made to such Purchaser as aforesaid. In the absence of such written direction, all amounts payable with respect to each Note shall be paid by check mailed and addressed to the registered holder of such Note at the address shown in the register maintained by the Company pursuant to Section 2. 1.

          (b) PAYMENTS DUE ON HOLIDAYS. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; PROVIDED that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly.

          (c) PAYMENTS, WHEN RECEIVED. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available at such holder's bank prior to the close of business of such bank, PROVIDED that interest for one day at the non-default interest rate of the Notes shall be due on the amount of any such payment that actually becomes available to such holder at such holder's bank after 12:00 noon (local time of such bank).

2.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

     2.1  REGISTRATION OF NOTES.

     The Company will keep at its office, maintained pursuant to Section 3.3, a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof made in accordance with
Section 2.2 and the name and address of each transferee of one or more Notes shall be registered in such register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary, other than in accordance with Section 2.2.

     2.2  EXCHANGE OF NOTES.

          (a) EXCHANGE OF NOTES. Upon surrender of any Note at the office of the Company maintained pursuant to Section 3.3, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing, the Company will execute and deliver, at the Company's expense (except as provided in Section 2.2(b)), a new Note or Notes in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be registered in the name of such Person as such holder may request and shall be substantially in the form of Attachment A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Each such new Note shall carry the same rights to unpaid interest and interest to accrue that were carried by the Note so exchanged or transferred. Notes shall not be transferred in denominations of less than One Million Dollars ($1,000,000), provided that a holder of Notes may transfer its entire holding of Notes regardless of the principal amount of such holder's Notes.

          (b) COSTS. The Company will pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, insured to the reasonable satisfaction of such holder, the surrendered Note and any
     Note issued in substitution or replacement for the surrendered Note. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer or Note.

     2.3  REPLACEMENT OF NOTES.

     Upon receipt of the Company from the registered holder of a Note of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such loss, theft, destruction or mutilation), and:

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company; PROVIDED, HOWEVER, that if the holder of such
     Note is a Purchaser, an institutional investor or a nominee of either, the unsecured agreement of indemnity of such Purchaser or such institutional investor (but not of any nominee therefor) shall be deemed to be satisfactory; or

          (b) in the case of mutilation, upon surrender and cancelation thereof;

the Company at its own expense will execute and, within ten (10) Business Days after such receipt, deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

     2.4  ISSUANCE TAXES.

     The Company will pay all taxes, if any, due (including, without limitation, any stamp, documentary or similar taxes, but not, in any event, income, corporate, franchise or branch profits taxes) in connection with and as the result of the initial issuance and sale of the Notes or the execution and delivery of any other Financing Document and in connection with any modification, waiver or amendment of any Financing Document and shall save each holder of Notes harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Company under this Section 2.4 shall survive the payment or prepayment of the Notes and the termination hereof.

3.   GENERAL COVENANTS

     The Company covenants that on and after the Closing Date and so long as any of the Notes shall be outstanding:

     3.1  PAYMENT OF TAXES AND CLAIMS.

     The Company will, and will cause each Subsidiary to, pay before they become delinquent:

          (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property; and

          (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons that, if unpaid, might result in the creation of a statutory, regulatory or common law Lien upon its Property;

PROVIDED, that items of the foregoing description need not be paid so long as such items are being actively contested in good faith and by appropriate proceedings, reasonable book reserves in accordance with GAAP have been established and maintained with respect thereto, or such items, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     3.2  MAINTENANCE OF PROPERTIES; CORPORATE EXISTENCE; ETC.

     The Company will, and will cause each Subsidiary to:

          (a) PROPERTY - maintain its Property in good condition, ordinary wear and tear and obsolescence excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto; PROVIDED, HOWEVER, that this Section 3.2 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not reasonably be expected to have a Material Adverse Effect:

          (b) INSURANCE - maintain, with financially sound and reputable insurers, insurance with respect to its Property and business against such casualties and contingencies, of such types and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated;

          (c) FINANCIAL RECORDS - keep proper books of record and account, in which entries shall be made which fairly present all dealings and transactions of or in relation to the Properties and business thereof, and which will permit the production of financial statements in accordance with GAAP;

          (d) CORPORATE EXISTENCE AND RIGHTS - do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, corporate rights (charter and statutory) and corporate franchises except as permitted by Section 4.6;

          (e) ENVIRONMENTAL PROTECTION LAWS - at all times comply in all material respects with all applicable Environmental Protection Laws and promptly take any and all necessary remedial actions in response to the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any real Property owned, or, to the extent permitted by the Property owner, leased or operated by the Company or any of its Subsidiaries, and, in the event that the Company or any Subsidiary undertakes any remedial action with respect to any Hazardous Material on, under or about any real Property, the Company or such Subsidiary shall conduct and complete such remedial action in compliance in all material respects with all applicable Environmental Protection Laws and in accordance with the policies, orders and directives of all federal, state and local Governmental Authorities, except when the Company's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or Release of any Hazardous Material is being contested in good faith by the Company or such Subsidiary and appropriate reserves therefor have been established; and

          (f) COMPLIANCE WITH LAW - comply with all other laws, ordinances and governmental rules and regulations to which it is subject and obtain all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its Properties and the conduct of its business except for such violations and failures to obtain that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     3.3  PAYMENT OF NOTES AND MAINTENANCE OF OFFICE.

     The Company will punctually pay, or cause to be paid, the principal of and interest (and Prepayment Compensation Amount, if any) on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and will maintain an office at the address of the Company as provided in Section 9.1 where notices, presentations and demands in respect hereof or the Notes may be made upon it. Such office will be maintained at such address until such time as the Company notifies the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

     3.4  PENSION PLANS.

          (a) COMPLIANCE. The Company will, and will cause each ERISA Affiliate to, at all times with respect to each Plan, comply with all applicable provisions of ERISA and the IRC, except for such failures to comply that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) PROHIBITED ACTIONS. The Company will not, and will not permit any ERISA Affiliate to:

               (i) engage in any "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC) or permit to occur or exist any "reportable event" (as such term is defined in section 4043 of ERISA) that could result in the imposition of a tax or penalty;

               (ii) incur with respect to any Plan any "accumulated funding deficiency" (as such term is defined in section 302 of ERISA), whether or not waived;

               (iii) terminate any Plan in a manner that could result in the imposition of a Lien on the Property of the Company or any Subsidiary pursuant to section 4068 of ERISA or the creation of any liability under section 4062 of ERISA;

               (iv) fail to make any payment required by section 515 of ERISA;

               (v) incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan or any liability as a result of the termination of any Multiemployer Plan; or

               (vi) incur any liability or permit the existence of any Lien on the Property of the Company or any ERISA Affiliate, in either case pursuant to Title I or Title IV of ERISA or pursuant to the penalty or excise tax or security provisions of the IRC;

     if the aggregate amount of the taxes, penalties, funding deficiencies, interest, amounts secured by Liens, and other liabilities in respect of any of the foregoing at any time could reasonably be expected to have a Material Adverse Effect.

          (c) FOREIGN PENSION PLANS. The Company will, and will cause each Subsidiary to, at all times, comply in all material respects with all laws, regulations and orders applicable to the establishment, operation, administration and maintenance of any Foreign Pension Plans, and pay when due all premiums, contributions and any other amounts required by applicable Foreign Pension Plan documents or applicable laws, except where the failure to comply with such laws, regulations and orders, and to make such payments, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

     3.5  PRIVATE OFFERING.

     The Company will not, and will not permit any Person acting on its behalf to, offer the Notes or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.

     3.6  AFFILIATE GUARANTY.

     The Company will cause each Subsidiary (other than an Excluded Foreign Subsidiary) which at any time Incurs any Debt (including, without limitation, any Guaranty of any Senior Debt) to become a Guarantor in respect of the Affiliate Guaranty by executing and delivering to each holder of Notes a Joinder Agreement in the form attached to the Affiliate Guaranty. Each such Joinder Agreement shall be accompanied by copies of the constitutive documents of such Subsidiary and corporate resolutions (or equivalent) authorizing such transaction, in each case certified as true and correct by an appropriate officer of such Subsidiary.

     3.7  YEAR 2000 COMPLIANCE.

     The Company and the Subsidiaries' internal computing systems, and, to the extent the Company and the Subsidiaries would be materially and adversely affected thereby, those of its customers and suppliers, will be Year 2000 Compliant in a timely manner, and the advent of the year 2000 and its impact on such computer systems shall not have a Material Adverse Effect.

     3.8  CONSUMMATION OF MERGER.

     Within one (1) Business Day following the Closing Date, the Company will
(a) consummate the merger transaction as contemplated by the Merger Documents and (b) deliver or cause to be delivered to the Purchasers copies of the Merger Documents.

4.   FINANCIAL COVENANTS

     4.1  INCURRENCE OF DEBT.

     The Company will not, and will not permit any Subsidiary to, at any time directly or indirectly Incur any Debt, except:

          (a) THE NOTES - Debt evidenced by the Notes and the Affiliate
     Guaranty;

          (b) SENIOR DEBT - Senior Debt of the Company; and, subject to compliance with Section 3.6, Guarantees thereof by Subsidiaries;

          (c) PURCHASE MONEY DEBT AND ASSUMED DEBT - any Debt, secured by any Lien permitted to be created and incurred pursuant to the provisions of
     Section 4.5(a)(iv) or Section 4.5(a)(v); and any Debt renewing, extending or refunding any such Debt permitted by this Section 4.1(c), so long as:

               (i) the principal amount of such Debt immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced;

               (ii) such Debt is not incurred in connection with the purchase or acquisition of any other Property;

               (iii) no Lien securing any such Debt would extend to any other Property of the Company or any Subsidiary; and

               (iv) immediately prior to the incurrence of, and after giving effect to the incurrence of, all such Debt, no Default or Event of Default exists or would exist;

          (d) PARI PASSU DEBT - other Debt of the Company ranking PARI PASSU with the Notes; PROVIDED, HOWEVER, that the aggregate amount of such Debt outstanding at any time shall not exceed One Million Dollars ($1,000,000);

          (e) INTER-COMPANY DEBT - Debt of the Company to any other Obligor and of any Obligor to the Company or any other Obligor; and

          (f) INTER-COMPANY GUARANTIES - guaranties by any Obligor of the Debt of any other Obligor;

          (g) ADDITIONAL DEBT - other Debt of the Company not otherwise permitted by any of Section 4. 1 (a) through Section 4. 19(f) above, inclusive; PROVIDED, HOWEVER, that immediately after giving effect thereto:

               (i) the ratio of Consolidated EBITDA for the period of four (4) full consecutive fiscal quarters most recently ended as of the date of the Incurrence of such Debt to Pro Forma Interest Expense for such period shall not be less than 2.0 to 1.0;

               (ii) before and immediately after giving effect to the Incurrence of such Debt, no Default or Event of Default does or would exist; and

               (iii) the aggregate principal amount of Debt (other than Subordinated Debt) permitted by virtue of this Section 4. 1 (g) shall not at any time exceed Seven Million Dollars ($7,000,000).

     4.2  INTEREST COVERAGE RATIO.

     The Company will not, at any time, permit the Interest Coverage Ratio for the period of four (4) full consecutive fiscal quarters of the Company most recently ended at such time to be less than 1.5 to 1.0.

     4.3  CONSOLIDATED TOTAL DEBT.

     The Company will not permit the ratio, expressed as a percentage, of:

          (a) Consolidated Total Debt, as of the last day of the fiscal quarter then most recently ended; to

          (b) Consolidated EBITDA for the period of four (4) full consecutive fiscal quarters then most recently ended;

to exceed at any time the percentage set forth in the chart below for such time:



======================================     +===================================

    IF THE DATE OF DETERMINATION FALLS     MAXIMUM RATIO OF CONSOLIDATED TOTAL
    DURING THE PERIOD SET FORTH BELOW:        DEBT TO CONSOLIDATED EBITDA:
    ----------------------------------        ----------------------------

              Closing Date to                             600%
         March 31, 2000, inclusive

             April 1, 2000 to                             525%
         March 31, 2000, inclusive

             April 1, 2001 to                             475%
         March 31, 2002, inclusive

             April 1, 2002 and                            400%
                thereafter

======================================     ====================================


     4.4  RESTRICTED PAYMENTS.

          (a) BEFORE THE INITIAL PUBLIC OFFERING DATE. Prior to the Initial Public Offering Date, the Company will not, and will not permit any Subsidiary to, declare or make, or incur any liability to declare or make, any Restricted Payments except:

               (i) payments made to officers, employees and consultants of the Company who, in each case, are not Affiliates of the Company, to repurchase Capital Stock of the Company and Equity Equivalents of the Company held by such Persons in the cessation of the employment or consultation of such Person (by death, disability or otherwise), PROVIDED, HOWEVER, that the aggregate amount of any such payments in respect of such redemptions shall not in the aggregate exceed One Million Dollars ($1,000,000);

               (ii) payments made to any Person (including, without limitation, payments exceeding One Million Dollars ($1,000,000) in the aggregate which would otherwise be permitted pursuant to Section 4.4(a)(1)) to repurchase Capital Stock of the Company and Equity Equivalents of the Company held by such Person, but solely to the extent that such payment is made from the net proceeds from the substantially contemporaneous sale of additional Capital Stock or Equity Equivalents of the Company to other Persons; and

               (iii) Permitted Management Fee Payments;

     in each case, so long as, at the time of the making of such Restricted Payment, no Default or Event of Default shall be continuing.

          (b) ON OR AFTER THE INITIAL PUBLIC OFFERING DATE - on or after the Initial Public Offering Date, the Company will not, and will not permit any Subsidiary to, declare or make, or incur any liability to declare or make, any Restricted Pavments if:

               (i) at the time of the making of such Restricted Payment, or immediately after giving effect thereto, any Default or Event of Default shall be continuing; or

               (ii) immediately after giving effect to the making of such Restricted Payment, the aggregate amount of all Restricted Payments made during the period from, and including, the Initial Public Offering Date and to, and including, the date of making such Restricted Payment shall exceed fifty percent (50%) of Consolidated Net Income for the period commencing on the Initial Public Offering Date and ending on the last day of the full fiscal quarter ended immediately prior to the date of the making of such Restricted Payment.

          (c) TIME OF PAYMENT. The Company will not, and will not permit any Subsidiary to, authorize or declare any Restricted Payment which is not payable within sixty (60) days of its authorization or declaration.

     4.5  LIENS.

          (a) NEGATIVE PLEDGE. The Company will not, and will not permit any Subsidiary to, cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of their Property, whether now owned or hereafter acquired, at any time to be subject to a Lien except:

               (i)  ORDINARY COURSE BUSINESS LIENS -

                    (A) PERFORMANCE BONDS - Liens incurred or deposits made in the ordinary course of business:

                         (I) in connection with workers' compensation,
                    unemployment insurance, social security and other like laws; and

                         (II) to secure the performance of letters of credit,
                    bids, tenders, sales contracts, leases, statutory obligations, surety and performance bonds (of a type other than set forth in Section 4.5(a)(ii)) and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

                    (B) REAL ESTATE - Liens in the nature of reservations,
               exceptions, encroachments, casements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, PROVIDED, HOWEVER, that such exceptions and encumbrances do not in the aggregate materially detract from the value of said Properties or materially interfere with the use of such Properties in the ordinary conduct of the business of the Company and the Subsidiaries; and

                    (C) TAXES, ETC. -- Liens securing taxes, assessments or
               governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons; PROVIDED, HOWEVER, that the payment thereof is not required by Section 3.1;

               (ii) JUDICIAL LIENS -- Liens arising from Judicial attachments and judgments, securing appeal bonds or supersedeas bonds, and arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose); PROVIDED, HOWEVER, that the execution or other enforcement of such Liens is effectively stayed, that the claims secured thereby are being contested in good faith and by appropriate proceedings, that adequate reserves have been made against such claims and that the aggregate amount so secured will not at any time exceed One Million Dollars ($1,000,000);

               (iii) INTERGROUP LIENS -- Liens on Property of a Subsidiary; PROVIDED, HOWEVER, that such Liens secure only obligations owing to the Company or a Wholly-Owned Subsidiary;

               (iv) PURCHASE MONEY LIENS -- any Lien on Property acquired or owned by the Company or any Subsidiary, or leased by the Company or any Subsidiary, as lessee under any Capital Lease, which secures Debt (including Debt in respect of a Capital Lease) incurred to pay all or a portion of the related purchase price or costs of construction, extension or improvement of such Property, so long as:

                    (A) such purchase price or costs of construction, extension or improvement shall not exceed the Fair Market Value of such Property, extension or improvement, as the case may be, determined at the time of the creation of such Lien;

                    (B) such Lien is created contemporaneously with, or within one hundred eighty (180) days of, such acquisition, construction, extension or improvement;

                    (C) such Lien encumbers only Property so purchased,
               acquired, constructed, extended or improved after the Closing
               Date;

                    (D) such Lien is not, after the creation thereof, extended to any other Property; and

                    (E) immediately prior to the incurrence of, and after giving effect to the incurrence of, all Debt secured by the Liens referred to in this Section 4.5(a)(iv), no Default or Event of Default exists or would exist;

               (v) ACQUISITION LIENS -- any Lien (including, without limitation, any Lien arising out of a Capital Lease) existing on Property at the time of acquisition thereof by the Company or any Subsidiary (whether or not the Debt secured thereby is assumed by the Company or any Subsidiary), or existing on the Property of, the Debt of or the Capital Stock of any Person at the time such Person became a Subsidiary (whether by means of the acquisition of all or substantially all of the Property of such Person, or the Capital Stock thereof or otherwise) or merges or consolidates with the Company or any Subsidiary, so long as:

                    (A) the aggregate principal amount of Debt secured thereby does not exceed the acquisition cost of such Property, the consideration paid for the acquisition of such Person or the consideration paid in connection with such merger or consolidation, as the case may be, as determined at the date of the acquisition, merger or consolidation;

                    (B) such Lien shall not extend to or cover any Property
               other than the Property subject to such Lien at the time of any such acquisition; and

                    (C) immediately after, and after giving effect to, such
               acquisition, merger or consolidation, and the assumption of all such Liens, no Default or Event of Default exists or would exist;

               (vi) SENIOR DEBT LIENS -- Liens securing Senior Debt; and

               (vii) OTHER LIENS -- Liens not otherwise permitted under clauses
          (i) through (vi) above, inclusive, not exceeding, as to the Company and its Subsidiaries taken together, Five Hundred Thousand Dollars ($500,000) in aggregate amount at any time outstanding.

          (b) EQUAL AND RATABLE LIEN; EQUITABLE LIEN. In case any Property shall be subjected to a Lien in violation of Section 4.5(a), the Company will forthwith make or cause to be made, to the fullest extent permitted by applicable law, provision whereby the Notes will be secured equally and ratably as to such Property with all other obligations secured thereby pursuant to such agreements and instruments as shall be approved by the Required Holders, and the Company will promptly cause to be delivered to each holder of a Note an opinion of independent counsel satisfactory to the Required Holders to the effect that such agreements and instruments are enforceable in accordance with their term, and in any event the Notes shall have the benefit, to the full extent that, and with such priority as, the holders of Notes may be entitled under applicable law, of an equitable Lien on such Property (and any proceeds thereof) securing the Notes. Such violation of Section 4.5(a) will constitute an Event of Default hereunder, whether or not any such provision is made or any equitable Lien is created pursuant to this Section 4.5(b).

          (c) CONSTRUCTION. Nothing in this Section 4.5 shall be construed to permit the incurrence or existence of any Debt not othenvise permitted by this Agreement. Nothing in this Agreement that permits the incurrence or existence of any Debt shall be construed to permit the incurrence or existence of a Lien securing such Debt unless such Lien is permitted by
     Section 4.5(a).

     4.6  MERGERS AND CONSOLIDATIONS.

     The Company will not merge into, consolidate with, or Transfer all or substantially all of its Property to, any other Person or permit any other Person to consolidate with or merge into it; PROVIDED, HOWEVER, that the foregoing restriction does not apply to the merger or consolidation of the Company with, or the Transfer by the Company of all or substantially all of its Property to, another corporation, so long as:

          (a) the Person (the "SUCCESSOR CORPORATION") that results from such merger or consolidation or that purchases, leases, or acquires all or substantially all of such Property is a corporation duly incorporated under the laws of the United States of America or a jurisdiction thereof;

          (b) if the Company is not the Successor Corporation;

               (i) the Successor Corporation shall expressly assume in writing, pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders, the due and punctual payment of the principal of and Prepayment Compensation Amount, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants in the Notes, this Agreement and the other Financing Documents to be performed or observed by the Company; and

               (ii) the Successor Corporation shall cause to be delivered to each holder of Notes an opinion of independent counsel reasonably satisfactory to the Required Holders to the effect that such agreements and instruments are enforceable in accordance with their terms and the terms hereof; and

          (c) immediately before and immediately after and after giving effect to such transaction, no Default or Event of Default exists or would exist.

     4.7  DISPOSITION OF ASSETS; SUBSIDIARY STOCK.

          (a) DISPOSITION OF ASSETS. The Company will not, and will not permit any Subsidiary to Transfer any Property except:

               (i) Transfers of inventory and of current assets in the ordinary course of business of the Company or such Subsidiary;

               (ii) Transfers of other Property no longer necessary for the operation of, and that individually and in the aggregate are not material to, the business of the Company and the Subsidiaries, in the ordinary course of business of the Company or such Subsidiary;

               (iii) Transfers from the Company to a Wholly-Owned Subsidiary or any other Subsidiary that is an Obligor;

               (iv) Transfers from a Subsidiary to the Company or a Wholly-Owned Subsidiary or any other Subsidiary that is an Obligor;

               (v) Transfers of Property necessary to give effect to merger or consolidation transactions permitted by Section 4.6;

               (vi) the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable in connection with the compromise or collection thereof;

               (vii) the license of intellectual property in the ordinary course of business;

               (viii) leases or subleases not materially interfering with the ordinany course of conduct of the business of the Company and its Subsidiaries;

               (ix) Transfers of Property during any fiscal year, so long as the aggregate Fair Market Value or book value, whichever is greater, of all such Property is less than $500,000.

               (x) any other Transfer of Property; PROVIDED (l) that any such Transfer for more than $200,000 shall be for consideration at least 50% of which consists of Acceptable Consideration and (2) the proceeds of such transfer which are in the form of Acceptable Consideration, net of reasonable and ordinary transaction costs (including, without limitation, attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, amounts required to be applied to the repayment of Debt secured by a Lien on any asset which is the subject of such Transfer), taxes paid or reasonably estimated by the Company to be payable as a result thereof (including withholding taxes) and appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Transfer and retained by the Company or any Subsidiary as the case may be, after such Transfer, are, within three hundred and sixty (360) days after such transfer, applied by the Company or any such Subsidiary either:

                    (A) to purchase productive tangible Property, similar in
               nature to that of the Property so Transferred, for use in the conduct of the business of the Company and the Subsidiaries;

                    (B) to the repayment or prepayment of a principal amount of
               Senior Debt (including, without limitation, payments in respect of a Revolving Credit Facility, resulting in a permanent reduction of the availability or commitments thereunder), but not including payments in respect of a Revolving Credit Facility which do not result in a permanent reduction of the availability or commitments thereunder; or

                    (C) to a prepayment of the principal amount of the Notes in accordance with Section 1.3;

          and, in each such case, immediately before and after the consummation of the Transfer, and after giving effect thereto, no Default or Event of Default would exist.

          (b) DISPOSITION OF SUBSIDIARY STOCK. The Company will not, and will not permit any Subsidiary to, sell or otherwise dispose of any shares of the Capital Stock or Equity Equivalents of a Subsidiary (such stock and Equity Equivalents herein called "SUBSIDIARY STOCK"), nor will any Subsidiary issue, sell or otherw ise dispose of any shares of, or Equity Equivalents to purchase shares of its own Subsidiary Stock; PROVIDED, HOWEVER, that the foregoing restrictions do not apply to:

               (i) Transfers by the Company or a Subsidiary of shares of Subsidiary Stock to the Company or a Wholly-Owned Subsidiary or any Subsidiary that is an Obligor;

               (ii) the issuance by a Subsidiary of shares of its own Subsidiary Stock to the Company or a Wholly-Owned Subsidiary or any Subsidiary, that is an Obligor;

               (iii) the issuance by a Subsidiary of director's qualifying shares of its own Subsidiary Stock, PROVIDED, HOWEVER, that at no time shall the total number of shares of such Subsidiary Stock issued to or held by such directors as a group (including shares underlying Equity Equivalents) exceed five percent (5%) of the total number of shares of such Subsidiary Stock outstanding following any such issuance; and

               (iv) the Transfer of all (but not less than all) of the Subsidiary Stock of a Subsidiary owned by the Company and its other Subsidiaries if:

                    (A) such Transfer satisfies the requirements of Section
               4.7(a)(v);

                    (B) in connection with such Transfer, the entire Investment
               (whether represented by stock, Debt, claims or otherwise) of the Company and its other

               Subsidiaries in such Subsidiary is Transferred to a Person other than the Company or a Subsidiary not being simultaneously disposed of; and

                    (C) the Subsidiary being disposed of has no continuing
               Investment in any other Subsidiary not being simultaneously disposed of or in the Company.

     For purposes of determining the book value of assets constituting Subsidiary Stock being Transferred as provided in this Section 4.7(b)(iv), such book value shall be deemed to be the aggregate book value of the net assets of the Subsidiary that shall have issued such Subsidiary Stock.

          (c) SUBSIDIARY MERGERS AND CONSOLIDATIONS. A merger or consolidation of a Subsidiary in which a Person other than the Company, a Wholly-Owned Subsidiary or any other Subsidiary, that is an Obligor shall be the Surviving Corporation shall be deemed to be a disposition of the Subsidiary Stock of such Subsidiary and shall be permitted only in compliance with
     Section 4.7(b).

     4.8  TRANSACTIONS WITH AFFILIATES.

     The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company, a Wholly-Owned Subsidiary or any Subsidiary that is an Obligor) or with any other portfolio investment company held by any Ripplewood Affiliate, except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company of such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

     4.9  AMENDMENTS TO ACCEPTABLE CREDIT FACILITIES.

     The Company will not agree to any amendment or modification of the Senior Credit Agreement or any successive loan or credit agreement replacing, refinancing or refunding, in whole or in part, the Debt incurred under the Senior Credit Agreement, if such amendment or modification would result in such loan or credit agreement not being an Acceptable Credit Facility. The Company will promptly del iver to each holder of Notes a copy of each amendment or other modification to or waiver of any provision of each Acceptable Credit Facility and each agreement or instrument evidencing any other Debt of the Company entered into after the Closing Date.

     4.10 LINES OF BUSINESS.

     The Company will not, and will not permit any of its Subsidiaries to, engage to any substantial extent in any business not substantially the same as the businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement as described in the Memorandum.

     4.11 LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

     The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of such Subsidiary to:

          (a) pay Dividends to, or pay any debt owed to, the Company;

          (b) make loans or advances to the Company;

          (c) transfer any of its Property to the Company (except such restrictions that are permitted to exist pursuant to Section 4.5); or

          (d) create, make or issue any Guaranty of any Debt of the Company (including, without limitation, the Affiliate Guaranty);

except, in each case, for such encumbrances or restrictions existing under or by reason of applicable law.

5.   REPORTING COVENANTS

     5.1  FINANCIAL AND BUSINESS INFORMATION.

     The Company shall deliver to each holder of Notes:

          (a) QUARTERLY FINANCIAL STATEMENTS - as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), and in any event within sixty (60) days thereafter:

               (i) consolidated and consolidating balance sheets as at the end of such quarter;

          and

               (ii) consolidated and consolidating statements of operations and statements of cash flow for such quarter, and, in the case of the second and third fiscal quarters of the Company, the comparable information for the portion of the fiscal year ending with such quarter and a comparison to relevant budget amounts for such quarter;

for the Company and the Subsidiaries, setting forth in each case, in comparative form, the financial statements for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified as complete and correct in all material respects by a Senior Financial Officer, and accompanied by the certificate required by Section 5.2; PROVIDED, that, should the Company become subject to or agree with any Person to comply with the provisions of section 13 of the Exchange Act, delivery of copies of the Company's Quarterly Report on Form 10-Q filed with the SEC within the time period specified above shall be deemed to satisfy the requirements of this
Section 5.1(a) so long as such Quarterly Report contains or is accompanied by the information specified in this Section 5.1(a);

          (b) ANNUAL FINANCIAL STATEMENTS - as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred five (105) days thereafter:

               (i) consolidated and consolidating balance sheets as at the end of such year; and

               (ii) consolidated and consolidating statements of operations and statements of cash flows for such year;

for the Company and the Subsidiaries, setting forth in the case of each consolidated financial statement, in comparative form, the financial statement for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

                    (A) in the case of such consolidated financial statements, an audit report thereon of independent certified public accountants of recognized national standing, which report shall state (without qualification related to the scope of the audit or the compliance of the audit with generally accepted auditing standards), that such financial statements have been prepared and are in conformity with GAAP;

                    (B) a certification by a Senior Financial Officer that such consolidated and consolidating statements are complete and correct in all material respects; and

                    (C) the certificates required by Section 5.2 and Section
               5.3;

PROVIDED, that, should the Company become subject to or agree with any Person to comply with the provisions of section 13 of the Exchange Act, the delivery of the Company's Annual Report on Form 10-K for such fiscal year filed with the SEC within the time period specified above shall be deemed to satisfy the requirements of this Section 5.1(b) so long as such Annual Report contains or is accompanied by the reports and other information otherwise specified in this
Section 5.1(b);

          (c) SEC AND OTHER REPORTS - promptly upon their becoming available:

               (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to stockholders generally;

               (ii) each regular or periodic report (including, without limitation, each Form 10-K, Form 1O-Q and Form 8-K), any registration statement which shall have become effective, and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC or any securities exchange (including, without limitation, any electronic stock quotation system); and

               (iii) all press releases and other statements made available by the Company or any Subsidiary to the public concerning material developments in the business of the Company or the Subsidiaries;

          (d) NOTICE OF DEFAULT OR EVENT OF DEFAULT - within five (5) Business Days of becoming aware:

               (i) of the existence of any condition or event which constitutes a Default or an Event of Default; or

               (ii) that the holder of any Note, the Senior Agent or any holder of any Senior Debt or any holder of any other Debt, shall have given notice or taken any other action with respect to a claimed Default, Event of Default or default or event of default;

a notice specifying the nature of the claimed Default, Event of Default or default or event of default and the notice given or action taken (if any) by such holder and what action the Company is taking or proposes to take with respect thereto;

          (e) ERISA -

               (i) within ten (10) Business Days of knowledge of the occurrence of any "reportable event" (as such term is defined in section 4043 of ERISA) for which notice thereof has not been waived pursuant to regulations of the DOL or "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC) in connection with any Plan or any trust created thereunder, a notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service, the DOL or the PBGC with respect thereto; and

               (ii) prompt notice of and, where applicable, a description of:

                    (A) any notice from the PBGC in respect of the commencement of any proceedings pursuant to section 4042 of ERISA to terminate any Plan or for the appointment of a trustee to administer any Plan, and any distress termination notice delivered to the PBGC under section 4041 of ERISA in respect of any Plan, and any determination of the PBGC in respect thereof;

                    (B) the placement of any Multiemployer Plan in
               reorganization status under Title IV of ERISA, any Multiemployer Plan becoming "insolvent" (as such term is defined in section 4245 of ERISA) under Title IV of ERISA, or the whole or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan and the withdrawal liability incurred in connection therewith; or

                    (C) the occurrence of any event, transaction or condition
               that could result in the incurrence of any liability of the Company or any ERISA Affiliate or the imposition of a Lien on the Property of the Company or any ERISA Affiliate, in either case pursuant to Title I or Title IV of ERISA or pursuant to the penalty or excise tax or security provisions of the IRC;

          PROVIDED, HOWEVER, that the Company shall not be required to deliver any such notice at any time when the aggregate amount of the actual or potential liability of the Company and the Subsidiaries in respect of all such events at such time could not reasonably be expected to have a Material Adverse Effect;

          (f) ENVIRONMENTAL NOTICES - upon the request of such holder made at any time during which there may be a material violation of any Environmental Protection Law by the Company or any of its Subsidiaries, or any material liability of the Company or any of its Subsidiaries arising thereunder or related to a Release of Hazardous Materials on any real property owned, leased or operated by the Company or any of its Subsidiaries, all such material reports, certificates, engineering studies and other written material or data relative to such alleged violation or Release as any holder of Notes may reasonably require;

          (g) AUDITOR'S REPORTS - each report or management letter submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made of the books of the Company or any Subsidiary;

          (h) ACTIONS, PROCEEDINGS - promptly after any Senior Officer of the Company becomes aware of any action or proceeding relating to the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, is reasonably likely to have a Material Adverse Effect, a notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (i) MATERIAL ADVERSE EFFECT - promptly upon becoming aware of the occurrence of any event or circumstance that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof and what action the Company is taking or proposes to take with respect thereto;

          (j) ACCEPTABLE CREDIT FACILITIES - promptly after execution thereof a copy of each Acceptable Credit Facility entered into by the Company, any Subsidiary and the Senior Lenders or any other holder of Senior Debt and each amendment, modification or waiver entered into by the Company, any Subsidiary and the Senior Lenders or any other holder of Senior Debt with respect to any Acceptable Credit Facility;

          (k) OTHER CREDITORS - promptly upon the reasonable request of any holder of Notes, copies of any statement, report or certificate furnished to any holder of Debt to the extent that the information contained in such statement, report or certificate has not already been delivered to each holder of Notes;

          (1) RULE 144A - promptly upon the reasonable request of any holder of Notes, information required to permit the holder to comply with 17 C.F.R.
     Section 230.144A, as amended from time to time, in connection with a transfer of any Note; and

          (m) REQUESTED INFORMATION - with reasonable promptness, such other data and information as from time to time may be reasonably requested by any holder of Notes, including, without limitation, any information required to determine whether the Company and the Subsidiaries are or will be Year 2000 Compliant.

     5.2  OFFICER'S CERTIFICATES.

     Each set of financial statements delivered to each holder of Notes pursuant to Section 5.1(a) or Section 5.1(b) shall be accompanied by a certificate of a Senior Financial Officer, setting forth:

          (a) COVENANT COMPLIANCE - the financial information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 4 (in each case where such Section imposes numerical financial requirements) as of the end of the period covered by the financial statements then being furnished (including with respect to such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence);

          (b) EVENT OF DEFAULT - a statement that the signer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision or authority, a review of the transactions and conditions of the Company and the Subsidiaries from the beginning of the accounting period covered by the statements of operations being delivered therewith to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

          (c) MANAGEMENT DISCUSSION - a written discussion and analysis by management of the financial condition of, and results of operations for, the Company and the Subsidiaries for the accounting period covered by the income statements being delivered therewith, all in reasonable detail.

     5.3  ACCOUNTANTS' CERTIFICATES.

     Each set of annual financial statements delivered pursuant to Section 5.1(b) shall be accompanied by a certificate of the accountants who were engaged to audit such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any condition or event that then constitutes a Default or an Event of Default arising from a breach of Sections 4.1, 4.2, 4.3, or 4.7(a)(x), and, if such accountants are aware that any such condition or event then exists, specifying the nature and period of existence thereof.

     5.4  INSPECTION.

     The Company will permit the representatives of each holder of Notes to visit and inspect any of the Properties of the Company or any of the Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company and the Subsidiaries) all at such reasonable times and as often as may be reasonably requested. Expenses incurred by the holders of the Notes in connection with this Section 5.4 shall be paid in accordance with Section 9.6.

6.   EVENTS OF DEFAULT

     6.1  EVENTS OF DEFAULT.

     An "EVENT OF DEFAULT" exists at any time if any of the following both occurs and is continuing thereafter (and has not been waived as provided in Section 7.14) for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (a)  PAYMENTS ON NOTES -

               (i) PRINCIPAL OR PREPAYMENT COMPENSATION AMOUNT PAYMENTS - the Company fails to make any payment of principal or Prepayment Compensation Amount on any Note on or before the date such payment is due (whether at maturity or at a date fixed for payment or by acceleration or otherwise); or

               (ii) INTEREST PAYMENTS - the Company fails to make any payment of interest on any Note on or before five (5) Business Days after the date such payment is due;

          (b) OTHER DEFAULTS -

               (i) PARTICULAR COVENANT DEFAULTS - the Company shall fail to perform or observe any covenant contained in Section 4; or

               (ii) OTHER DEFAULTS - any Obligor or any Subsidiary, fails to comply with any other provision hereof or of any other Financing Document, and such failure continues for more than thirty (30) days after the earlier of receipt of notice of such failure by a Senior Officer or a Senior Officer becoming aware of such failure;

          (c) WARRANTIES OR REPRESENTATIONS -

               (i) any warranty, representation or other statement by or on behalf of any Obligor contained in the Securities Purchase Agreement or any other Financing Document, in any written amendment, supplement, modification or waiver with respect to any Financing Document or in any instrument furnished in compliance herewith or in reference hereto, shall have been false or misleading in any material respect when made; or

               (ii) any warranty, representation or other statement by or on behalf of any Obligor or any other Person contained in any Acquisition Document shall have been false or misleading in any material respect when made;

          (d) DEFAULT ON OR ACCELERATION OF MATERIAL OBLIGATIONS -

               (i) any Obligor falls to make, when due, at maturity, upon demand or otherwise, any payment or payments in respect of any Material Obligation beyond any applicable grace period therefor; or

               (ii) any event or condition occurs that results (beyond any applicable grace period therefor) in any Material Obligation becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Obligation, or any trustee or agent on its or their behalf, immediately to cause any Material Obligation to become due, or to require the prepayment, repurchase, redemption, or defeasance thereof, prior to its scheduled maturity; PROVIDED that this clause (ii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt;

          (e) INSOLVENCY -

               (i) INVOLUNTARY BANKRUPTCY PROCEEDINGS -

                    (A) a receiver, liquidator, custodian, trustee, conservator, sequestrator or similar official for any Obligor or Subsidiary, or of all or any substantial part of the Property of any of them, is appointed by court order and such appointment continues unstayed and in effect for a period of sixty (60) days, or an order for relief is entered with respect to any Obligor or Subsidiary, or any Obligor or Subsidiary is adjudicated a bankrupt or insolvent and such order or adjudication continues unstayed and in effect for a period of sixty (60) days;

                    (B) all or any substantial part of the Property of any
               Obligor or Subsidiary is sequestered by court order and such order continues unstayed and in effect for a period of sixty (60) days;

                    (C) an involuntary proceeding is commenced or a petition is filed against any Obligor or Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, receivership or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within sixty (60) days after such filing; or

                    (D) any Obligor or Subsidiary is wound-up or liquidated.

               (II) VOLUNTARY PETITIONS - any Obligor or Subsidiary (A) files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, receivership or liquidation law of any jurisdiction, whether now or hereafter in effect. or consents to the filing of any petition against it under any such law, (B) consents to the institution of or the entry of an order for relief against it, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (vi) of this
          Section 6.l(e), (C) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any of their respective Subsidiaries, or for a substantial part of their Property or assets, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, or (E) takes any action for the purpose of effecting any of the foregoing;

          (f) ASSIGNMENTS FOR BENEFIT OF CREDITORS, ETC. - any Obligor or Subsidiary makes an assignment for the benefit of its creditors, or admits in writing its inability, or fails, to pay its debts generally as they become due. or consents to the appointment of a receiver, liquidator or trustee of any Obligor or Subsidiary or of all or a substantial part of its Property;

          (g) UNDISCHARGED FINAL JUDGMENTS - a final, non-appealable judgment or final, non-appealable judgments for the payment of money aggregating in excess of One Million Dollars ($1,000,000) is or are outstanding against an Obligor or Subsidiary and any one of such judgments shall have been outstanding for more than thirty (30) days from the date of its entry and shall not have been discharged in full or stayed or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Obligors or any of their respective Subsidiaries to enforce any such judgment;

          (h) ERISA - (A) a "Reportable Event" as defined in section 4043(c) of ERISA shall occur with respect to any Plan, but excluding any such event as to which the provision for 30 days' notice to the Pension Benefit Guaranty Corporation (or any successor agency, "PBGC") is waived under applicable regulations, (B) a notice of intent to terminate a Plan subject to Title IV of ERISA under a distress termination under section 4041C(c) of ERISA shall be filed or an amendment to such a Plan shall be treated as a termination under section 4041(c) of ERISA, (C) proceedings by the PBGC shall be instituted to terminate a Plan subject to Title IV of ERISA or a trustee shall be appointed to administer any such Plan or an event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan subject to section 4042 shall occur, (D) and liability under Title IV of ERISA, other than for PBGC premiums due but not yet payable, shall be imposed, (E) an application for a minimum funding waiver under section 412 of the IRC shall be filed with respect to any Plan. (F) the Company or any ERISA Affiliate shall withdraw from a Plan subject to section 4062 of ERISA during a plan year which was a "substantial employer" as (as defined section 4001(a)(2) of ERISA), (G) such Plan intending to qualify under section 401(a) of the IRC shall lose such qualified status (other than a because of a Remediable Defect), (H) a material required contribution to a Plan shall not be made. (I) the Company or any ERISA Affiliate shall be in "default" (as defined in section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan because of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multlemployer Plan, or (J) a material non-exempt prohibited transaction within the meaning of section 4975 of the IRC or section 406 of ERISA shall occur with respect to any Plan that is not cured within 60 days after the Company has knowledge thereof;

          (i) FINANCING DOCUMENTS - any Financing Document shall cease to be in full force and effect or shall be declared by a court or other Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any Obligor; the validity or enforceability of any Financing Document against any Obligor shall be contested by any Obligor, Subsidiary or Affiliate; or any Obligor, Subsidiary or Affiliate shall deny that any Obligor has any further liability or obligation under any Financing Document to which it is a party; or

          (j) CERTAIN ACTIVITIES OF THE PARENT -- the Parent:

               (i) owns, holds or acquires any material Property other than the Capital Stock of the Company (and, for a period not exceeding sixty
          (60) days prior to the payment thereof in respect of permitted obligations of the Parent or as dividends or distributions in respect of the Common Stock, dividends and distributions made in respect of the Capital Stock of the Company);

               (ii) conducts any business other than as incidental to being a stockholder of the Company;

               (iii) creates, incurs, assumes or permits to exist any indebtedness, or guaranty, endorse, become surety for or otherwise be responsible, directly or indirectly, for the indebtedness of any other Person other than pursuant to and in respect of any Right or any guaranty or other similar contingent obligation to pay any indebtedness of the Company; or

               (iv) fails to own at any time all of the issued and outstanding Capital Stock and Rights of the Company.

If any action, condition, event or other matter would, at any time, constitute an Event of Default under any provision of this Section 6.1, then an Event of Default shall exist, regardless of whether the same or a similar action, condition, event or other matter is addressed in a different provision of this
Section 6.1 and would not constitute an Event of Default at such time under such different provision.

     6.2  DEFAULT REMEDIES.

          (a)  ACCELERATION OF MATURITY OF NOTES.

               (i)  ACCELERATION ON EVENT OF DEFAULT.

                    (A) AUTOMATIC. If any Event of Default specified in Section
               6.1(e) or Section 6.1(f) shall exist, then all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and, to the extent permitted by applicable law, the Prepayment Compensation Amount with respect thereto, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

                    (B) BY ACTION OF HOLDERS. If any Event of Default (other
               than an Event of Default specified in Section 6.1(e) or Section 6.1(f) shall exist, the Required Holders may exercise any right, power or remedy permitted to such holder or holders by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal of, and all interest accrued on, all the Notes then outstanding to be, and such Notes shall thereupon become, immediately due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes and, to the extent permitted by law, the Prepayment Compensation Amount at such time with respect to such principal amount of such Notes.

               (ii) ACCELERATION ON PAYMENT DEFAULT. During the existence of an Event of Default described in Section 6.1(a), and irrespective of whether the Notes then outstanding shall have become due and payable pursuant to Section 6.2(a)(i)(B), any holder of Notes who or which shall have not consented to any waiver with respect to such Event of Default may, at his or its option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, immediately due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes and, to the extent permitted by law, the Prepayment Compensation Amount at such time with respect to such principal amount of such Notes.

          (b) VALUABLE RIGHTS. The Company acknowledges, and the parties hereto agree, that the right of each holder to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) is a valuable right and that the provision for payment of a Prepayment Compensation Amount by the Company in the event that any Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

          (c) OTHER REMEDIES. During the existence of an Event of Default and irrespective of whether the Notes then outstanding shall become due and payable pursuant to Section 6.2(a), and irrespective of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing and other rights or remedies, any holder of Notes may proceed to protect and enforce its rights hereunder and under such Notes by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein; PROVIDED, HOWEVER, that the maturity of such holder's Notes may be accelerated only in accordance with Section 6.2(a).

          (d) NONWAIVER; REMEDIES CUMULATIVE. No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. All rights and remedies of each holder of Notes hereunder and under applicable law are cumulative to, and not exclusive of, any other rights or remedies any such holder of Notes would otherwise have.

     6.3  ANNULMENT OF ACCELERATION OF NOTES.

     If a declaration is made pursuant to Section 6.2(a)(i)(B) or Section 6.2(a)(ii), then and in every such case, the Required Holders may, by written instrument filed with the Company, rescind and annul such declaration, and the consequences thereof; PROVIDED, HOWEVER, that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant hereto or the Notes;

          (b) all arrears of interest upon all of the Notes and all of the other sums payable hereunder and under the Notes (except any principal of, or interest or Prepayment Compensation Amount on, the Notes which shall have become due and payable by reason of such declaration under Section 6.2(a)(i)(B) or Section 6.2(a)(ii) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been waived pursuant to Section 9.5 or otherwise made good or cured;

and PROVIDED, FURTHER, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

7.   SUBORDINATION OF SUBORDINATED DEBT

     7.1  GENERAL.

     The Subordinated Debt is subordinate and junior in right of payment to the prior payment in full of all Senior Debt to the extent provided in this Section
7. Notwithstanding the foregoing, but subject to the provisions of this Section 7, the holders of the Notes may receive and retain payments with respect to the Notes provided for in this Agreement.

     7.2  INSOLVENCY.

     In the event of:

          (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its Property;

          (b) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

          (c) any assignment by the Company for the benefit of creditors; or

          (d) any other marshalling of the assets of the Company;

all Senior Debt shall first be paid in full before any payment or distribution, whether in cash, Securities or other Property (other than Permitted Securities), shall be made to and holder of any Subordinated Debt on account of any Subordinated Debt. Any payment or distribution, whether in cash, Securities or other Property (other than Permitted Securities), which would otherwise (but for this Section 7) be payable or deliverable in respect of Subordinated Debt shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt shall have been paid in full; PROVIDED, HOWEVER, that the holders of the Subordinated Debt may retain Permitted Securities.

     7.3  PROOFS OF CLAIM.

     If any holder of Subordinated Debt does not file a proper claim or proof of debt therefor prior to ten (10) days before the expiration of the time to file such claim or proof, then the holders of the Senior Debt are hereby authorized and permitted (but not obligated) for the specific and limited purpose set forth in this paragraph, to file such claim or proof for or on behalf of such holder; PROVIDED, HOWEVER, that the Senior Agent shall have notified such holder in writing not less than ten (10) days in advance of its intention to file such claim or proof. No provision of this Agreement shall be deemed to authorize the holders of Senior Debt to authorize or consent to or accept or adopt on behalf of any holder of Subordinated Debt any plan of reorganization, arrangement, adjustment or composition affecting the Subordinated Debt, to exercise the right of any holder of Subordinated Debt in respect of any plan of reorganization, arrangement, adjustment or composition affecting the Subordinated Debt, or to vote in respect of the claim of any holder of Subordinated Debt in any such proceeding.

     7.4  PAYMENT DEFAULT IN RESPECT OF SENIOR DEBT.

     In the event the Company shall default in the payment of the principal of, interest on or premium, if any, in respect of any Senior Debt (a "PAYMENT DEFAULT") when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived in accordance with the terms of the Senior Credit Agreement or shall have ceased to exist, no direct or indirect payment (in cash, Property or Securities (other than Permitted Securities) or by set-off or otherwise) shall be made or agreed to be made on account of any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase, prepayment or other acquisition or payment of any Subordinated Debt.

     The Company shall give prompt written notice to each holder of Subordinated Debt of its knowledge of facts which would give rise to any Payment Default.

     7.5  NONPAYMENT DEFAULT IN RESPECT OF SENIOR DEBT.

     Upon receipt by the Company from the Senior Agent, following the actual occurrence of any Nonpayment Default, of written notice (a "NONPAYMENT DEFAULT NOTICE") of the happening of such Nonpayment Default, stating that such notice is a payment blockage notice pursuant to Section 7.5 of this Agreement, no direct or indirect payment (in cash, Property or Securities (other than Permitted Securities) or by set-off or otherwise) shall be made or agreed to be made for or on account of any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, repurchase, prepayment, purchase or other acquisition or payment of any Subordinated Debt, for a period (each, a "PAYMENT BLOCKAGE PERIOD") commencing on the date of receipt by the Company of such notice from the Senior Agent and ending on the Payment Blockage Termination Date relating to such Payment Blockage Period; PROVIDED, HOWEVER, that:

          (a) only one such Payment Blockage Period may arise in any period of three hundred sixty-five (365) consecutive days;

          (b) no more than three (3) such Payment Blockage Periods, in the aggregate, may arise while the Subordinated Debt is outstanding; and

          (c) no Payment Blockage Period may be imposed as a result of any Nonpayment Default which served as the basis for, or was continuing during, a previous Payment Blockage Period unless such Nonpayment Default shall have been cured for a period of not less than one hundred eighty (180) consecutive days.

All payments in respect of Subordinated Debt postponed under Section 7.4 or during any Payment Blockage Period shall be immediately due and payable upon the termination thereof (together with such additional interest as is provided for herein and in the Notes for late payment of principal, Prepayment Compensation Amount or interest, as applicable).

     The Company shall give prompt written notice to each holder of Subordinated Debt of its receipt of any Nonpayment Default Notice under this Section 7.5.

     7.6  EXERCISE OF REMEDIES.

     Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, for so long as any Senior Debt is outstanding, if any Payment Default or Nonpayment Default in respect thereof shall have occurred and is continuing, then no holder of any Subordinated Debt may take any action to accelerate all or any portion of the Subordinated Debt (and no acceleration or purported acceleration pursuant to Section 6.2(a)(i)(B) or Section 6.2(a)(ii) shall become effective) or exercise any other Remedies in respect thereof during any period (a "STANDSTILL PERIOD"):

          (a)  commencing:

               (i) in the event of a Payment Default, on the date of such Payment Default;

               (ii) in the event of a Nonpayment Default, on the date that the Nonpayment Blockage Period begins;

          (b)  and ending upon the earliest of:

               (i) the date forty-five (45) days after the commencement of such Standstill Period;

               (ii) the date upon which any holder or holders of any Material Obligations, or any holder or holders of any Senior Debt, accelerate or declare such Debt to be due and payable prior to its stated maturity or prior to the regularly scheduled date or dates of payment or otherwise commence the exercise of and Remedies against the Company;

               (iii) the first date upon which any of the Events of Default described in Section 6.1(e) shall have occurred and be continuing beyond any period of grace specified therein; and, in such event, the automatic acceleration of the Notes contemplated in respect of such Event of Default pursuant to Section 6.2(a)(i)(B) shall occur immediately upon the termination of the Standstill Period; and

               (iv) the date of termination of the Payment Blockage Period or Nonpayment Blockage Period, as the case may be.

     Other than during a Standstill Period. in the event that any Event of Default shall have occurred and shall be continuing, the holders of the Subordinated Debt may take action any action permitted pursuant to Section 6.2 and any other action permitted by applicable law to protect its rights and seek any Remedy in respect of an Event of Default; PROVIDED, HOWEVER, that the rights of the holders to receive payment in respect of the exercise of any such rights or remedies shall at all times be subject to the provisions of Section 7.2,
Section 7.4, Section 7.5, Section 7.6(b)(iv) and the other provisions of this
Section 7.

     7.7  TURNOVER OF PAYMENTS.

     If:

          (a) any payment or distribution shall be paid to or collected or received by any holders of Subordinated Debt

               (i) in contravention of any of the terms of this Section 7 or

               (ii) pursuant to the provisions of Section 1.3 or Section 1.6 at a time when such payment would be prohibited by an Acceptable Credit Facility; and

          (b) any holder of Senior Debt or the Company shall have notified the holders of Subordinated Debt, within ninety (90) days of any such payment or distribution, of the facts by reason of which such payment or collection or receipt so contravenes this Section 7 or, in the case of any payment made pursuant to the provisions of Section 1.3 or Section 1.6, of the facts by reason of which such payment was prohibited by the Acceptable Credit Facility;

then such holders of Subordinated Debt will deliver such payment or distribution, to the extent necessary to pay all such Senior Debt in full to the holders of such Senior Debt and, until so delivered, the same shall be held in trust by such holders of Subordinated Debt as the property of the holders of such Senior Debt. If any amount is delivered to the holders of Senior Debt pursuant to this Section 7.6(b)(iv), whether or not such amounts has been applied to the payment of Senior Debt, and the outstanding Senior Debt shall thereafter be paid in full by the Company or otherwise other than pursuant to this Section 7.6(b)(iv), the holders of Senior Debt shall return to such holders of Subordinated Debt an amount equal to the amount delivered to such holders of Senior Debt pursuant to this Section 7.6(b)(iv), so long as after the return of such amounts the Senior Debt shall remain paid in full.

     7.8  SUBORDINATION UNAFFECTED BY CERTAIN EVENTS.

     The rights set forth in this Section 7 of the holders of the Senior Debt as against each holder of Subordinated Debt shall remain in full force and effect without regard to, and shall not be impaired by:

          (a) any act or failure to act on the part of the Company;

          (b) any act or failure to act on the part of the Senior Agent or any holder of Senior Debt (other than any action prohibited by this Section 7 or any failure to take any action required by this Section 7);

          (c) any extension or indulgence in respect of any payment or prepayment of the Senior Debt or any part therefor in respect of any other amount payable to any holder of Senior Debt;

          (d) any amendment, modification, restatement, refinancing or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Debt or any other agreement which may be relating to any Senior Debt or any security or collateral therefor which does not result in the Senior Debt failing to satisfy the definition of Senior Debt;

          (e) any exercise or non-exercise by any holder of Senior Debt of any right, power, privilege or remedy under or in respect of any Senior Debt or any waiver of any such right, power, privilege or remedy or any default in respect of any Senior Debt or any security or collateral therefor, or any receipt by any holder of Senior Debt of any security or collateral, or any failure by any holder of Senior Debt to perfect a security interest in, or any release or other action or inaction by any such holder of Senior Debt of, any security or collateral for the payment of any Senior Debt;

          (f) any merger or consolidation of the Company or any of the Subsidiaries into or with any of the Subsidiaries or into or with any Person, or any transfer of any or all of the assets of the Company or any of the Subsidiaries to any other Person; or

          (g) the absence of any notice to, or knowledge by, any holder of Subordinated Debt of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (f).

     7.9  REINSTATEMENT OF SUBORDINATION.

     The obligations of each holder of Subordinated Debt under the provisions set forth in this Section 7 shall continue to be effective, or be reinstated, as the case may be, as to any payment in respect of any Senior Debt that is rescinded, avoided, set aside or must otherwise be returned by the holder of such Senior Debt upon the occurrence of or as a result of or pursuant to any bankruptcy or judicial proceeding, all as though such payment had not been made, a Payment Default then existed and this Agreement had at all times remained in effect.

     7.10 OBLIGATIONS NOT IMPAIRED.

     Nothing contained in this Section 7 shall impair, as between the Company and any holder of Subordinated Debt, the obligation of the Company to pay to such holder the principal thereof and Prepayment Compensation Amount, if any, and interest thereon as and when the same shall become due and payable in accordance with the terms thereof or prevent any holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law and under this Agreement, all subject to the rights of the holders of the Senior Debt to receive cash, Securities or other Property otherwise payable or deliverable to the holders of Subordinated Debt.

     7.11 PAYMENT OF SENIOR DEBT; SUBROGATION.

     Upon the payment in full of the Senior Debt and the termination of all obligations to lend in respect of such Senior Debt,. the holders of Subordinated Debt shall be subrogated to all rights of any holder of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the Subordinated Debt shall have been paid in full, and such payments or distributions received by the holders of Subordinated Debt by reason of such subrogation, of cash, Securities or other Property which otherwise would be paid or distributed to the holders of Senior Debt, shall, as between the Company and its creditors other than the holders of Senior Debt, on the one hand, and the holders of Subordinated Debt, on the other hand, be deemed to be a payment by the Company on account of Senior Debt and not on account of Subordinated Debt.

     7.12 RELIANCE OF HOLDERS OF SENIOR DEBT; ACKNOWLEDGMENT.

     Each holder of Subordinated Debt by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the creation of Subordinated Debt, to acquire and hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt.

     7.13 IDENTITY OF HOLDERS OF SENIOR DEBT.

     The Company shall deliver to each holder written notice of any change of the Senior Agent hereunder, together with evidence of the consent of the former Senior Agent to such change, which notice shall provide the name and address of such new Senior Agent. Upon the request of any holder of Subordinated Debt, the Company shall deliver to such holder a list of all holders, of Senior Debt outstanding at such time, providing the name and address of each such holder of Senior Debt and the principal amount of Senior Debt held by each such holder.

     7.14 AMENDMENTS TO THIS AGREEMENT.

     Notwithstanding the provisions of Section 9.5, the holders of the Notes and the Company will not, without the prior written consent of the Senior Agent, amend or modify:

          (a) any provision of this Section 7 or any defined term to the extent used herein;

          (b) any provision of Section 1, the Notes or the other Financing Documents that would move forward the date of any payment or increase the amount of any payment under the Subordinated Debt, or any defined term to the extend related thereto; or

          (c) any provision of Section 3, Section 4 or Section 6 or any defined term to the extent used therein if such amendment or modification would result in any such provision being more restrictive on the Company.

     7.15 AMENDMENTS TO SENIOR CREDIT FACILITY.

     Notwithstanding the other provisions of this Section 7, no amendment to or refinancing, replacement or refunding of the Senior Credit Agreement or another Acceptable Credit Facility or any other agreement or instrument related thereto shall be effective as to the holders of the Subordinated Debt or be entitled to the benefits of this Section 7 without the consent of each holder of Notes to the extent that such amendment would restrict required payments on the Subordinated Debt so as to create any default or event of default in respect of such facility by virtue of no other fact except the making by the Company of a payment required to be made in respect of the Notes; and no amendment to or refinancing, replacing or refunding of the Senior Credit Agreement or another Acceptable Credit Facility or any other agreement or instrument related thereto shall restrict the payment of dividends or distributions from the Subsidiaries to the Company in any manner which would have such effect.

     7.16 CERTIFICATION OF SUBORDINATION.

     Promptly following the written request of the Company to acknowledge to any Person (including, without limitation, any lender proposing to enter into an Acceptable Credit Facility) that the Debt in respect of any credit facility or loan agreement comprises or will comprise Senior Debt, which written request is accompanied by a certificate of a Senior Officer of the Company to the effect that such credit facility or loan agreement meets the definition herein of an Acceptable Credit Facility and that the Debt thereunder comprises or will comprise Senior Debt, the holders of the Subordinated Debt (unless the same shall have reason to believe that the facts contained in such certificate of the Company are not true) shall acknowledge in writing to such Person that such that such credit facility or loan agreement meets the definition herein of an Acceptable Credit Facility and that the Debt thereunder comprises or will comprise Senior Debt.

8.   INTERPRETATION OF THIS AGREEMENT

     8.1  TERMS DEFINED.

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     ACCEPTABLE CONSIDERATION - means, with respect to any Transfer of any Property of the Company or any Subsidiary, consideration consisting of cash or marketable securities (or any combination of the foregoing) as is, in each case, determined by the board of directors of the Company, in its good faith opinion, to be in the best interests of the Company and to reflect the Fair Market Value of such Property.

     ACCEPTABLE CREDIT FACILITY - means and includes:

          (a) the Senior Credit Agreement, as in effect on the date hereof;

          (b) the Senior Credit Agreement, as hereafter amended, modified or supplemented, and each successive loan or credit agreement replacing, refinancing or refunding, in whole or in part, the Debt incurred under the Senior Credit Agreement or any such successor Acceptable Credit Facility, but, in each case, only so long as:

               (i) the principal amount of Debt outstanding under the Senior Credit Agreement, as so amended, modified or supplemented, and all such outstanding loan or credit agreements, together with any additional amounts permitted to be incurred pursuant to the Senior Credit Agreement, as so amended, modified or supplemented, and all such outstanding loan or credit agreements (including, without limitation, the aggregate of all unused revolving credit commitments in respect of the Senior Credit Agreement, as so amended, modified or supplemented, and all such successive loan or credit agreements) does not exceed, at the time of Incurrence or creation of any Debt in respect of any thereof, the Maximum Senior Debt Amount;

               (ii) such amendment, modification or supplement, or such other loan or credit agreement, as the case may be, does not provide for either an overall final maturity or an average life to maturity of the Debt incurred thereunder which is greater than such maturities in respect of the Debt at the time outstanding pursuant to the Note Agreement and the Notes;

               (iii) the interest rate applicable to such amendment, modification or supplement, or such other loan or credit agreement, as the case may be, does not at any time exceed by more than two hundred
          (200) basis points the maximum interest rate which would have been applicable at such time to any Debt in respect of the Senior Credit Agreement, as in effect on the date hereof;

               (iv) such amendment, modification or supplement, or such other loan or credit agreement, as the case may be, does not restrict required payments on the Subordinated Debt so as to create any default or event of default in respect of such facility by virtue of no other fact except the making by the Company of a payment required to be made in respect of the Notes; and shall not restrict the payment of dividends or distributions from the Subsidiaries to the Company in any manner which would have such effect; and

               (v) such amendment, modification or supplement, or such other loan or credit agreement, as the case may be, does not:

                    (A) provide for financial covenants. or events of default
               arising out of the breach or violation of financial covenants which, taken as a whole, are materially more restrictive to the Company than those contained in the Senior Credit Agreement as in effect on the Closing Date;

                    (B) provide for available revolving credit commitments at
               any date in an amount less than fifty percent (50%) of the amount of Gross Receivables (as such term is defined in the Senior Credit Agreement, as in effect on the date hereof), as calculated at the date of determination.

          ACQUISITION DOCUMENT - has the meaning specified in the Securities Purchase Agreement.

          AFFILIATE - means, at and time, a Person (other than a Subsidiary or a Purchaser):

          (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company;

          (b) that beneficially owns or holds ten percent (10%) or more of any class of the Voting Stock of the Company; or

          (c) ten percent (10%) or more of the Voting Stock (or in the case of a Person that is not a corporation, ten percent (10%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary;

at such time.

As used in this definition,

               CONTROL - means the possession. directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          AFFILIATE GUARANTOR - means and includes the Parent, Jostens and each Subsidiary becoming a party, or required to become a party, to the Affiliate Guaranty on or after the date hereof.

          AFFILIATE GUARANTY - means the Affiliate Guaranty, of even date herewith, of the Parent and Jostens, in the form of Exhibit 4.6(e) to the Securities Purchase Agreement, as amended, supplemented or modified in accordance with its terms, and together with each Joinder Agreement executed by any Subsidiary becoming a party thereto after the date hereof.

          AGREEMENT, THIS - means this Note Agreement, as it may be amended, restated or otherwise modified from time to time.

          APPLICABLE INTEREST LAW - means any present or future law (including, without limitation, the laws of the State of New York and the United States of America) which has application to the interest and other charges pursuant to this Agreement and the Notes.

          BOARD OF DIRECTORS - means, at any time, the board of directors of the Company or and committee thereof which, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

          BUSINESS DAY - means a day other than a Saturday, a Sunday or a day on which banks in the State of New York are required or permitted by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days to be closed.

          CAPITAL LEASE - means, at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          CAPITAL LEASE OBLIGATION - means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

          CAPITAL STOCK - means:

               (a) with respect to any corporation, shares of any class of preferred, common or other capital stock;

               (b) with respect to any partnership, any limited, general or other partnership interests; and

               (c) with respect to any limited liability company, membership interests or units or any similar interests;

or, in each such case or in the case of any other Person, all share capital or similar equity interest of a Person.

     CHANGE IN CONTROL - means the failure, at any time and for any reason, whether voluntary or involuntary, of Ripplewood Holdings L.L.C., together with its management, affiliates and subsidiaries, to have the right to vote, directly or indirectly, 51% of the shares of Voting Stock the Company.

     CHANGE IN CONTROL NOTICE EVENT - means:

          (a) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control; or

          (b) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing
     Date) to the holders of the Common Stock, or of the Common Stock and the Warrants, which offer, if accepted by the requisite number of such holders, would result in a Change in Control.

     CHANGE IN CONTROL PAYMENT DATE - Section 1.6(b).

     CLOSING DATE - means the first day upon which any Securities are sold to any Purchaser under the Securities Purchase Agreement.

     COMMON STOCK - means the Common Stock, par value $0.01 per share, of the Company, and each other Security into which the Common Stock may be recapitalized or reclassified, or for which such Common Stock shall be exchanged or into which such Common Stock shall be converted.

     COMPANY - the introductory paragraph.

     CONSOLIDATED EBITDA - means, for any period, the sum of:

          (a) Consolidated Net Income for such period; PLUS

          (b) to the extent, and only to the extent, in each case, that such amount was deducted in the computation of Consolidated Net Income for such period, the aggregate amount of:

               (i) Consolidated Interest Expense for such period; PLUS

               (ii) income tax expense and deferred tax expense of the Company and the Subsidiaries, determined on a consolidated basis for such Persons; PLUS

               (iii) depreciation and amortization expense of the Company and the Subsidiaries, determined on a consolidated basis for such Persons.

     CONSOLIDATED INTEREST EXPENSE - means, as of any date of determination, the Interest Expense of the Company and its Subsidiaries on a consolidated basis for such period.

     CONSOLIDATED NET INCOME - means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period, excluding therefrom (to the extent otherwise included):

          (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition;

          (b) the income (or loss) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Subsidiary in the form of cash dividends or similar cash distributions;

          (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

          (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

          (e) any aggregate net gain or net loss during such period arising from the sale, conversion, exchange or other disposition of capital assets;

          (f) any gains or losses resulting from any write-up or write-down of any assets;

          (g) any net gain from the collection of the proceeds of life insurance policies;

          (h) any gain arising from the acquisition of any Security, or the extinguishment, under GAAP, of any Debt, of the Company or any Subsidiary;

          (i) any net income, gain or loss during such period from:

               (i) any change in accounting principles in accordance with GAAP;

               (ii) any prior period adjustments resulting from any change in accounting principles;

               (iii) any extraordinary or non-recurring items; or

               (iv) any discontinued operations or the disposition thereof;

          (j) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary;

          (k) in the case of a successor to the Company by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

          (l) any portion of such net income that cannot be freely converted into United States Dollars.

     CONSOLIDATED TOTAL DEBT - means, as of any date of determination, the total Debt of the Company and its Subsidiaries on a consolidated basis at such time.

     CONTROL - means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Capital Stock, by contract or otherwise.

     DEBT - with respect to any Person, means, without duplication, the liabilities of such Person with respect to:

          (a) BORROWED MONEY - all liabilities evidenced by a note, bond, debenture or similar instrumen; and all obligations in respect of borrowed money, whether or not such liabilities are evidenced by a note, bond debenture or other instrument;

          (b) DEFERRED PURCHASE PRICE OF PROPERTY - the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business consistent with past practice but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property);

          (c) SECURED LIABILITIES - borrowed money secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed);

          (d) CAPITAL LEASES - Capital Leases of such Person;

          (e) LETTERS OF CREDIT - letters of credit, bankers' acceptances or instruments serving a similar function issued or accepted by banks and other financial institutions for the account of such Person, other than undrawn trade letters of credit in the ordinary course of business;

          (f) TAKE-OR-PAY OBLIGATIONS - obligations of such Person to pay a stipulated amount or stipulated minimum amount for a product or service, whether or not such product or service is delivered, whether by way of Guaranty or otherwise; and

          (g) GUARANTEES - any Guaranty of such Person of any obligation or liability of another Person of obligations of the type listed in clause (a) through clause (g) of this definition of Debt.

Unless the context otherwise requires, "Debt" means Debt of the Company or of a Subsidiary.

     DEBT OBLIGATIONS - means, with respect to any Debt, all obligations, liabilities and indebtedness, whether now or hereafter existing and whether fixed or contingent, for principal, premium (including, without limitation, Prepayment Compensation Amounts), interest (including, without limitation, interest accruing after the commencement of bankruptcy or other insolvency proceedings by or against the Company or any assets of the Company, but only to the extent such interest is allowed in such bankruptcy or other proceedings), expenses (including, without limitation, reimbursement obligations in respect of taxes) and fees (other than attorneys' fees) incurred by the Company in respect of such Debt.

     DEFAULT - means any event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

     DISTRIBUTION - means and includes:

          (a) the declaration or making of, or the Incurrence of any liability to make or declare, and dividends or other distributions in respect of the Capital Stock or Equity Equivalents of the Company or any Subsidiary (other than such dividends or distributions to the extent made solely in Common Stock); and

          (b) any optional or mandatory redemption, retirement, repurchase or other acquisition, direct or indirect, of any Capital Stock or Equity Equivalents of the Company or any Subsidiary.

     DOL - means the United States Department of Labor and any successor agency.

     EAC III - means EAC III L.L.C., a Delaware limited liability company.

     ENVIRONMENTAL PROTECTION LAW - eans any law, statute or regulation enacted by any Governmental Authority in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of Hazardous Materials and any applicable orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

     EQUITY EQUIVALENT - means and includes, with respect to any Capital Stock of any Person:

          (a) any warrants, rights or options exercisable into such Capital
     Stock;

          (b) any conversion or exchange privilege or right pursuant to any Security which is convertible or exchangeable into such Capital Stock; and

          (c) any equity appreciation. phantom stock or similar rights relating to such Capital Stock or the value thereof.

     ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     ERISA AFFILIATE - means trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the IRC.

     EVENT OF DEFAULT - Section 6.1.

     EXCHANGE ACT - means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC thereunder.

     EXCLUDED FOREIGN SUBSIDIARY - means any Subsidiary organized under the laws of any jurisdiction outside of the United States of America, PROVIDED that such term shall not include any Subsidiary giving a Guaranty in favor of the lenders under the Senior Credit Agreement.

     FAIR MARKET VALUE - means, with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

     FINANCING DOCUMENTS - means and includes this Agreement, the Securities Purchase Agreement, the Notes, the Affiliate Guaranty, the Warrant Agreement, the Warrants and the certificates representing the Warrants, the certificates representing the shares of Common Stock sold pursuant to the Securities Purchase

Agreement, the Stockholders Agreement and the other agreements, certificates and instruments to be executed pursuant to the terms of each of the foregoing, as each may be amended, restated or otherwise modified from time to time.

     FOREIGN PENSION PLAN - means any plan, fund or other similar program:

          (a) established or maintained outside of the United States of America by the Company primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company, which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement; or

          (b) not otherwise subject to ERISA.

     GAAP - means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States of America.

     GOVERNMENTAL AUTHORITY - means:

          (a) the government of:

               (i) the United States of America and any state or other political subdivision thereof; or

               (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or that asserts any jurisdiction over the conduct of the affairs of, or the Property of, the Company or any Subsidiary; and

          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     GUARANTY - means with respect to any Person (for the purposes of this definition, the "GUARANTOR") any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by the Guarantor:

          (a) to purchase such indebtedness or obligation or any Property constituting security therefor;

          (b) to advance or supply funds;

               (i) for the purchase or payment of such indebtedness, dividend or obligation;

          or

               (ii) to maintain working capital or other balance sheet condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness, dividend or obligation;

          (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation; or

          (d) otherwise to assure the owner of the indebtedness or obligation of the Primary Obligor against loss in respect thereof.

For purposes of computing the amount of any Guaranty, in connection with any computation of indebtedness or other liability:

               (i) in each case where the obligation that is the subject of such Guaranty is in the nature of indebtedness for money borrowed it shall be assumed that the amount of the Guaranty is the amount of the direct obligation then outstanding; and

               (ii) in each case where the obligation that is the subject of such Guaranty is not in the nature of indebtedness for money borrowed it shall be assumed that the amount of the Guaranty is the amount (if any) of the direct obligation that is then due.

     HAZARDOUS MATERIAL - means all or any of the following:

          (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Protection Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, "TLCP toxicity" or "EP toxicity";

          (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;

          (c) any flammable substances or explosives or any radioactive materials;

          (d) asbestos or urea formaldehyde in any form; and

          (e) dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

     INCUR - means, with respect to any Debt, to create, incur, issue, assume, guarantee or otherwise become liable with respect to such Debt; and the term "INCURRENCE" shall have a correlative meaning.

     INITIAL PUBLIC OFFERING DATE - means the first date upon which Common Stock shall have been issued or sold pursuant to an underwritten public offering (whether on a firm commitment basis or a best efforts basis if such best efforts are successful) thereof pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act resulting in not less than thirty-five percent (35%) of the outstanding Common

Stock, having an aggregate fair market value of not less than Twenty-Five Million Dollars ($25,000,000), being publicly traded.

     INTEREST EXPENSE - means, with respect to any Person for any period, the sum (without duplication) of the following:

          (a) all interest in respect of Debt of such Person (including, without limitation, imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period; PLUS

          (b) all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period; and

          (c) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

     INTEREST COVERAGE RATIO - means, for any period, the ratio of:

          (a) Consolidated EBITDA for such period; to

          (b) Consolidated Interest Expense for such period.

     IRC - means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto,. as amended from time to time.

     JOSTENS - means JLC Learning Corporation- an Illinois corporation and a Wholly-Owned Subsidiary.

     LIEN - means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property (for purposes of this definition. the "OWNER"), whether such interest is based on the common law, statute or contract, and includes but is not limited to:

          (a) the lien arising from a security interest, mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the filing of any financing statement under the Uniform Commercial Code of any jurisdiction, or an agreement to give any of the foregoing:

          (b) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real Property;

          (c) stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements affecting the Owner's rights in Capital Stock owned by the Owner; and

          (d) any interest in any Property held by the Owner evidenced by a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to such Property has been retained by or vested in some other Person for security purposes.

The term "Lien" does not include negative pledge clauses in loan agreements and equal and ratable security clauses in loan agreements.

     LIQUIDITY EVENT - means. in connection with any payment of all the Notes pursuant to Section 1.3. an event which permits all the holders of Purchaser Shares to sell all such Purchaser Shares in the same or a contemporaneous and related transaction (whether or not the holders of the Purchaser Shares actually sell all such Purchaser Shares) on, or substantially contemporaneously with, the date of such payment of all the Notes pursuant to Section 1.3.

     MATERIAL ADVERSE EFFECT - means, with respect to any event or circumstance (either individually or in the aggregate with all other events and circumstances), an effect caused thereby or resulting therefrom that would be materially adverse as to, or in respect of:

          (a) the business, operations, profits, financial condition, Properties or business prospects of the Company and the Subsidiaries, taken as a whole;

          (b) the ability of any Obligor to perform its respective obligations under any Financing Document to which it is a party: or

          (c) the validity or enforceability of any of the Financing Documents.

     MATERIAL OBLIGATION - means Debt (other than evidenced by the Notes and the Affiliate Guaranty), or Swaps, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding One Million Dollars ($1,000.000).

     MAXIMUM LEGAL RATE OF INTEREST - means the maximum rate of interest that a holder of Notes may from time to time legally charge the Company by agreement and in regard to which the Company would be prevented successfully from raising the claim or defense of usury under the Applicable Interest Law as now or hereafter construed by courts having appropriate jurisdiction.

     MAXIMUM SENIOR DEBT AMOUNT - means, at any time, the product of:

          (a) one hundred thirty percent (130%); MULTIPLIED BY

          (b) the DIFFERENCE of:

               (i) Nineteen Million Dollars ($19,.000,000); MINUS

               (ii) the aggregate amount of all prepayments or repayments of principal made by the Company in respect of the Senior Debt after the Closing Date (including, without limitation, payments in respect of a Revolving Credit Facility resulting in a permanent reduction of the availability or commitments thereunder), other than:

                    (A) payments made in respect of one Acceptable Credit
               Facility which are made with the proceeds of a contemporaneous loan or advance under another Acceptable Credit Facility; and

                    (B) payments in respect of a Revolving Credit Facility which do not result in a permanent reduction of the commitments or availability thereunder.

     MEMORANDUM - means that Confidential Summary Financing Memorandum dated January 1999 prepared by Ripplewood Holdings L.L.C.

     MERGER DOCUMENTS - means the Articles of Merger for Jostens to be filed with the Secretary of State of the State of Illinois and the Certificate of Ownership and Merger of the Company to be filed with the Secretary of State of the State of Delaware.

     MULTIEMPLOYER PLAN -means any "multiemployer plan" (as defined in section 4001(a)(3) of ERISA).

     NET PURCHASER SHARE PRICE - means, with respect to any sale of Purchaser Shares, the net price (after deduction of any out-of-pocket expenses in connection with such sale but before deduction for payment of any income taxes in respect thereof) received by the holders of Purchaser Shares from such sale.

     NONPAYMENT DEFAULT - means any event of default (other than a Payment Default) with respect to the Senior Debt.

     NONPAYMENT DEFAULT NOTICE - Section 7.5.

     NOTE - means and includes each 13.375% Senior Subordinated Note due July 13, 2007 issued pursuant to this Agreement.

     OBLIGOR - means and includes the Company and each Affiliate Guarantor.

     PARENT - means EAC II Inc., a Delaware corporation.

     PAYMENT BLOCKAGE PERIOD -Section 7.5.

     PAYMENT BLOCKAGE TERMINATION DATE - means, with respect to any Payment Blockage Period, the earliest of:

          (a) the date which is one hundred seventy-nine (179) days after the date of receipt by the Company of the Nonpayment Default Notice commencing such Payment Blockage Period;

          (b) the date on which all Nonpayment Defaults giving rise to such Payment Blockage Period shall have been cured or waived in accordance with the Senior Credit Agreement;

          (c) the date such Payment Blockage Period shall have been terminated by written notice to the Company from the Senior Agent; and

          (d) the date of the repayment in full in cash of the Senior Debt and termination of all commitments thereunder.

     PAYMENT DEFAULT - Section 7.4.

     PBGC - means the Pension Benefit Guaranty Corporation, or any other Person succeeding to the duties thereof.

     PERMITTED MANAGEMENT FEE PAYMENTS - means payments to Ripplewood Holdings L.L.C. pursuant to the Management Agreement between Ripplewood Holdings L.L.C. and the Company not exceeding Five Hundred Thousand Dollars ($500,000) in any one calendar year.

     PERMITTED SECURITIES - means Securities of the Company or any other Person provided for by a plan of recapitalization, restructuring, reorganization or readjustment:

          (a) which either:

               (i) comprise Common Stock or other Capital Stock; or

               (ii) to the extent they comprise Capital Stock (other than Common Stock) of the Company, or comprise Debt, the payment thereof is subordinated, at least to the extent provided in Section 7 with respect to Subordinated Debt, to the payment of all Senior Debt at the time outstanding and to any Debt Securities issued in respect of the Senior Debt under any such plan of recapitalization, restructuring, reorganization or readjustment: or

          (b) in connection with which the holders of Senior Debt have acknowledged that the Senior Debt has been paid in full.

     PERSON - means an individual, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     PLAN - means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

     PREPAYMENT COMPENSATION AMOUNT - means, with respect to a principal amount of the Notes to which a Prepayment Compensation Amount is required to be paid, an amount equal to the applicable percentage set out below of such principal amount of Notes:


=======================================  ======================================
       IF THE PREPAYMENT COMPENSATION    PERCENTAGE OF THE PREPAID PRINCIPAL
    AMOUNT IS DUE DURING THE PERIOD SET    AMOUNT TO BE PAID AS PREPAYMENT
                FORTH BELOW:                COMPENSATION AMOUNT SHALL BE:
=======================================  ======================================
              Closing Date to                           4.00%
          June 30, 2000, inclusive

              July 1, 2000 to                           3.00%
          June 30, 2001, inclusive

              July 1, 2001 to                           1.00%
          June 30, 2002, inclusive

              July 1, 2002 and                          0.00%
                 thereafter

=======================================  ======================================


     PRO FORMA INTEREST EXPENSE - means, for any period, in connection with the Incurrence of any Debt during such period, the amount of Consolidated Interest Expense which would have resulted during and for such period, had such Debt been incurred on the first day of such period and had any other Debt repaid with the proceeds of such Debt been repaid on the first day of such period; and further assuming:

          (a) that the rate of interest in effect for floating rate Debt shall at all times be the rate of interest in effect on the date of determination; and

          (b) that the entire principal amount of such newly incurred Debt shall be outstanding for each day during such period.

     PROPERTY - means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     PURCHASERS - the introductory paragraph.

     PURCHASER AFFILIATE - means a Purchaser, the Purchaser Representative and any Person controlled by, controlling or under common control with, or advised with respect to its investments by, the Purchaser Representative, or which advises the Purchaser Representative with respect to its investments.

     PURCHASER REPRESENTATIVE - means The Northwestern Mutual Life Insurance Company.

     PURCHASER SHARES - means, without duplication, shares of Common Stock issued to a Purchaser pursuant to the terms of the Securities Purchase Agreement, shares of Common Stock that have been issued upon the exercise of any exercised Warrant and any shares of Common Stock that are issuable upon the exercise of outstanding Warrants.

     REALIZABLE IRR - means, at any time in connection with a Liquidity Event, that pretax internal rate of return in respect of the Notes and the Purchaser Shares at such time, calculated in accordance with generally accepted financial practice, such calculation to be made based on the following assumptions:

          (a) the entire principal of all the Notes is paid in full at par, together with accrued interest thereon, on the payment date fixed therefor pursuant to Section 1.3;

          (b) the holders of the Notes and Purchaser Shares at such time purchased their Notes or Purchaser Shares, or both, at the Closing;

          (c) all Warrants (whether or not previously exercised) are exercised immediately prior to the occurrence of the Liquidity Event, and that the holders thereof paid the purchase price therefor;

          (d) all Purchaser Shares (whether or not actually previously sold) are sold immediately upon the occurrence of such Liquidity Event for cash at the Net Purchaser Share Price which would have been actually received by the holders of Purchaser Shares in connection with such Liquidity Event, and the proceeds of such sale are received by the holders of the Notes and included in the determination of such internal rate of return.

         REALIZED IRR - means, at any time in connection with a Change in Control, that actual internal rate of return in respect of the Notes and the Purchaser Shares, calculated in accordance with generally accepted financial practice, such calculation to be made based on the following assumptions:

          (a) the actual payment of all the Notes (whether or not the holders of all such Notes actually accept the offered prepayment in respect of such Change in Control) at par, together with accrued interest thereon, on the Change in Control Payment Date pursuant to Section 1.5(g);

          (b) the holders of the Notes and Purchaser Shares at such time purchased their Notes or Purchaser Shares, or both, at the Closing;

          (c) the Warrants actually exercised prior to the Change in Control Prepayment Date were exercised, and payment of the purchase price therefor made, on the actual date(s) of exercise thereof.

          (d) any Purchaser Shares actually sold prior to the Change in Control Prepayment Date were sold on the actual date of sale thereof, that the return in respect of such Purchaser Shares was equal to the Net Purchaser Share Price actually received by the holders of Purchaser Shares in connection with such sales, and that the return was received on the date(s) actually received by the holders of the Purchaser Shares; and

          (e) all Purchaser Shares not actually previously sold are sold on the Change in Control Prepayment Date at the actual Net Purchaser Share Price in connection with such sale, and the Net Purchaser Share Price is received by the holders of the Purchaser Shares on such date;

PROVIDED, HOWEVER, that if:

               (i) a Liquidity Event occurs in connection with such Change of Control;

               (ii) a holder of Notes and Purchaser Shares has elected to have such holder's Notes prepaid in accordance with Section 1.6 as a result of such Change in Control, but shall have declined to sell such holder's Purchaser Shares in connection , with such Liquidity Event (despite having the right and ability to do so);

then, with respect to such holder of Notes, "Realized IRR" shall mean the Realizable IRR with respect to such Liquidity Event.

     RELEASE - has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 ET SEQ.

     REMEDIES - means and includes, with respect to any Debt:

          (a) the acceleration of the maturity such Debt; the exercise of any option by the holder of such Debt to require any Obligor to repurchase such Debt; or the demand for payment in respect of any Debt due on demand;

          (b) the collection of or commencement of proceedings to enforce or collect, such Debt against any Obligor or any of their respective Property;

          (c) the holder of such Debt taking possession of or foreclosing (whether by judicial proceedings or otherwise) upon any security for, or exercising any other such nights and remedies with respect to, such Debt or any claim with respect thereto;

          (d) the filing by any Obligor or any holders of such Debt of a petition under any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to such Obligor, its creditors or its Property, any proceeding for the liquidation, dissolution or other winding-up of any Obligor, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings or any assignment by the Company for the benefit of creditors or marshaling of the assets of any Obligor; or

          (e) the taking by the holder of such Debt of any other similar action against any Obligor.

As used in this definition, the term "holder" of Debt shall include an agent or trustee therefor, whether or not such agent or trustee holds any Debt.

     REQUIRED HOLDERS - means, at any time, the holders of a majority in principal amount of the Notes, or either of the Purchasers so long as such Person continues to hold at least 50% in principal amount of the Notes originally purchased by such Person pursuant to this Agreement, at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiary or any Affiliate); PROVIDED that in connection with any proposed amendment or waiver in respect of Sections 1, 2.2, 4.3, 4.6, 4.8, 9.6 or 9.8, "Required Holders" shall be deemed to include SGC so long as any such proposed amendment or waiver would adversely affect SGC interests hereunder and under the Notes if implemented in such proposed form.

     RESTRICTED PAYMENT -- means

          (a) any Distribution in respect of the Company or any Subsidiary (other than on account of Capital Stock or other Equity Equivalents of a Subsidiary owned legally and beneficially by the Company or a Wholly-Owned Subsidiary), including, without limitation, any Distribution resulting in the acquisition by the Company of Securities which would constitute treasury stock; and

          (b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of, or in respect of, the principal of, or any other payment (of interest, premium, fees or otherwise) in respect of any Debt of the Company which is either:

               (i) owned by the Company to any Affiliate or Subsidiary; or

               (ii) subordinated in right of payment to the Notes.

     For purposes of this Agreement, the amount of any Restricted Payment made in Property shall be the greater of the Fair Market Value of such Property (as determined in good faith by the board of directors or equivalent governing body of the Person making such Restricted Payment or, to the extent that the Required Holders dispute such determination, by the Valuation Agent) and the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

     REVOLVING CREDIT FACILITY - means any facility under an Acceptable Credit Facility providing commitments by the lenders thereunder to make loans or issue letters of credit, bankers' acceptances or similar trade credits to the Company, under a revolving credit, letter of credit or similar facility permitting the Company to obtain loans or credits from time to time and repay such loans or credits from time to time.

     RIGHT - means and includes:

          (a) any warrants (including, without limitation, the Warrants), rights or other options exercisable into Common Stock; and

          (b) any conversion or exchange privilege or right pursuant to any Security (including, without limitation, any share of capital stock) which is convertible or exchangeable into Common Stock.

     RIPPLEWOOD - means Ripplewood Partners, L.P., a Delaware limited partnership.

     RIPPLEWOOD AFFILIATES - means Ripplewood, Ripplewood Holdings L.L.C. and any affiliate of Ripplewood that is controlled by either of the foregoing.

     SEC - means, at any time, the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

     SECURITIES ACT - means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     SECURITIES PURCHASE AGREEMENT - means, collectively, the several separate Securities Purchase Agreements, each of even date herewith, between the Company and each Purchaser, as such agreement may be amended, restated or otherwise modified from time to time.

     SECURITY - means "security" as defined by section 2(l) of the Securities
Act.

     SENIOR AGENT - means, on the date hereof and for so long as the Senior Credit Agreement shall remain in effect, Bank of America, as agent under the Senior Credit Agreement; and thereafter, any one (1) contractual representative or agent under an Acceptable Credit Facility which the Company and the predecessor Senior Agent shall have identified in writing to each holder of Notes as the "Senior Agent".

     SENIOR CREDIT AGREEMENT - means the Credit Agreement, dated as of July 13, 1999, among the Company, the Senior Agent and the lenders thereunder as in effect on the Closing Date.

     SENIOR DEBT - means all Debt Obligations arising under an Acceptable Credit Facility; PROVIDED, HOWEVER, that if the aggregate amount of all such Debt Obligations shall exceed the Maximum Senior Debt Amount, such excess shall not constitute Senior Debt for purposes of this Agreement.

     SENIOR FINANCIAL OFFICER -- means any one of the chief financial officer, the treasurer, the controller and the principal accounting officer of the Company.

     SENIOR OFFICER -- means any one of the chairman of the board of directors, the chief executive officer, the chief operating officer, and the president, of the Company.

     SGC -- means SGC Partners II LLC., a Delaware limited liability company.

     STOCKHOLDERS AGREEMENT - means the Stockholders Agreement, of even date herewith, among the Company, the Purchasers and EAC III, as such agreement may be amended, restated or otherwise modified from time to time.

     SUBORDINATED DEBT - means all Debt Obligations arising under this Agreement or the Notes.

     SUBSIDIARY - means,. at any time, each corporation,. association, limited liability company or other business entity which qualifies as a subsidiary of the Company that is properly included in a consolidated financial statement of the Company and its subsidiaries in accordance with GAAP at such time, and shall include, without limitation, Jostens.

     SUBSIDIARY STOCK - Section 4.7(b).

     SWAPS -- means, with respect to any Person, obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount thereof. The aggregate net obligation of Swaps at any time shall be the aggregate amount of the obligations of such Person under all Swaps assuming all such Swaps had been terminated by such Person as of the end of the then most recently ended fiscal quarter of such Person. If such net aggregate obligation shall be an amount owing to such Person, then the amount shall be deemed to be Zero Dollars ($0).

     TARGET IRR - means, as of any date set forth in the chart below, the internal rate of return, calculated in accordance with generally accepted financial practice, set forth in the chart below for such date:


       IF DURING THE PERIOD SET FORTH BELOW:           TARGET IRR:
     ========================================   =============================
                   Closing Date to
              June 30, 2000, inclusive                   25.00%

                  July 1, 2000 to
              June 30, 2001, inclusive                   22.00%

                  July 1, 2001 to                        20.00%
                  June 30, 2003

     ========================================   =============================


     TRANSFERS - means and includes, with respect to any Property, any sales, leases, transfers or other dispositions of such Property, the term "TRANSFER", when used as a verb with respect to any Property, means to sell, lease as lessor, transfer or otherwise dispose of such Property: and the term "TRANSFERRED" has a correlative meaning.

     VALUATION AGENT - means a firm of independent certified public accountants, an investment banking firm or appraisal firm (which firm shall own no Securities of, and shall not be an Affiliate, Subsidiary or a related Person of, the Company) of recognized national standing retained by the Company and reasonably acceptable to the Required Holders, and whose fees and disbursements shall be borne by the Company.

     VOTING STOCK - means, with respect to any Person, any Capital Stock of such Person whose holders are entitled under ordinary circumstances to vote for the election of directors, managers. trustees, the managing partner or other individuals fulfilling similar duties with respect to such Person (irrespective of whether at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency); PROVIDED, HOWEVER, that Purchaser Shares shall be deemed not to be Voting Stock.

     WARRANT - means each warrant to purchase Common Stock issued pursuant to the Warrant Agreement.

     WARRANT AGREEMENT - means the Warrant Agreement, of even date herewith, between the Company and The Northwestern Mutual Life Insurance Company, as such agreement may be amended, restated or otherwise modified from time to time, pursuant to which the Warrants were issued.

     WHOLLY-OWNED SUBSIDIARY - means, at any time, any Subsidiary one hundred percent (100%) of all of the Capital Stock of which is owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time, and shall include, without limitation, Jostens.

     YEAR 2000 COMPLIANT - means all computer applications (including those affected by information received from its suppliers and vendors) that are material to the Company's and the Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions involving dates on or after January 1. 2000,

     8.2  ACCOUNTING PRINCIPLES.

          (a) GENERALLY. Unless otherwise provided herein, all financial statements delivered in connection herewith will be prepared in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation is required to be made for any purpose hereunder, it shall be done in accordance with GAAP, PROVIDED, HOWEVER, that if any term defined herein includes or excludes amounts, items or concepts that would not be included in or excluded from such term if such term were defined with reference solely to GAAP, such term will be deemed to include or exclude such amounts, items or concepts as set forth herein.

          (b) CONSOLIDATION. Whenever accounting amounts of a group of Persons are to be determined "on a consolidated basis" it shall mean that, as to balance sheet amounts to be determined as of a specific time, the amount that would appear on a consolidated balance sheet of such Persons prepared as of such time, and as to income statement amounts to be determined for a specific period, the amount that would appear on a consolidated income statement of such Persons prepared in respect of such period, in each case with all transactions among such Persons eliminated, and prepared in accordance with GAAP except as otherwise required hereby.

          (c) CURRENCY. With respect to any determination, consolidation or accounting computation required hereby, any amounts not denominated in the currency in which this Agreement specifics shall be converted to such currency in accordance with the requirements of GAAP (as such requirements relate to such determination, consolidation or computation) and, if no such requirements shall exist, converted to such currency in accordance with normal banking procedures, at the closing rate as reported in THE WALL STREET JOURNAL published most recently as of the date of such determination, consolidation or computation or, if no such quotation shall then be available, as quoted on such date by any bank or trust company reasonably acceptable to the Required Holders.

     8.3  DIRECTLY OR INDIRECTLY.

     Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

     8.4  SECTION HEADINGS AND TABLE OF CONTENTS AND CONSTRUCTION.

          (a) SECTION HEADINGS AND TABLE OF CONTENTS, ETC. The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein", "hereof", "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision. References to Sections are, unless otherwise specified, references to Sections of this Agreement. References to Annexes and Exhibits are, unless otherwise specified, references to Annexes and Exhibits attached to this Agreement.

          (b) CONSTRUCTION. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

     8.5  GOVERNING LAW.

     THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. IN ADDITION, THE PARTIES HERETO SELECT, TO THE EXTENT THEY MAY LAWFULLY DO SO, THE INTERNAL LAWS OF THE STATE OF NEW YORK AS THE APPLICABLE INTEREST LAW.

     8.6  GENERAL INTEREST PROVISIONS.

          (a) INTEREST IN RESPECT OF THE NOTES. The Purchasers and the Company agree that the provisions of section 5-501(6) and 5-521 of the New York General Obligations Law apply to the transaction contemplated by the Financing Documents. Notwithstanding the foregoing, is the intention of the Company and the Purchasers to conform strictly to the Applicable Interest Law, and the parties agree that the aggregate of all interest, and any other charges or consideration constituting interest under the Applicable Interest Law that is taken, reserved, contracted for, charged or received pursuant to this Agreement or the Notes shall under no circumstances exceed the maximum amount of interest allowed by the Applicable Interest Law. If any such excess interest is ever charged, received or collected on account of or relating to this Agreement and the Notes (including any charge or amount which is not denominated as "interest" but is legally deemed to be interest under Applicable Interest Law), then in such event:

               (i) the provisions of this Section 8.6 shall govern and control;

               (ii) the Company shall not be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the Applicable Interest Law;

               (iii) any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited to the principal amount of the Notes by the holders thereof, and if the principal balance of the Notes is paid in full, any remaining excess shall be forthwith paid to the Company; and

               (iv) the effective rate of interest shall be automatically subject to reduction to the Maximum Legal Rate of Interest.

If at any time thereafter, the Maximum Legal Rate of Interest is increased, then, to the extent that it shall be permissible under the Applicable Interest Law, the Company shall forthwith pay to the holders of the Notes, on a pro rata basis, all amounts of such excess interest that the holders of the Notes would have been entitled to receive pursuant to the terms of this Agreement and the Notes had such increased Maximum Legal Rate of Interest been in effect at all times when such excess interest accrued. To the extent permitted by the Applicable Interest Law, all sums paid or agreed to be paid to the holders of the Notes for the use, forbearance or detention of the indebtedness evidenced thereby shall be amortized, prorated, allocated and spread throughout the full term of the Notes.

          (b) EFFECT OF ISSUANCE OF NOTES TOGETHER WITH WARRANTS. The Company and the Purchasers agree, to the extent permitted by the Applicable Interest Law, that, for purposes of computing the interest in respect of the those Notes issued together with Warrants under the Applicable Interest
     Law:

               (i) the aggregate purchase price of such Notes shall equal the difference of

                    (A) the initial aggregate principal amount of such Notes;
               and

                    (B) the amount of original issue discount attributable to
               the Notes in respect of the issuance of the Warrants together with such Notes;

               (ii) the amount of original issue discount attributable to such Notes in respect of the issuance of the Warrants shall be deemed to be One Hundred Thousand Dollars ($100.000);

               (iii) the Warrants and such Notes shall be deemed to have been separately issued for the respective purchase prices set forth above; and

               (iv) no portion of the return, if any, to the holders of the Warrants in respect of their investment therein shall be deemed to be interest in respect of the Notes;

     and, with respect to the Notes issued without Warrants, the aggregate purchase price of such Notes shall be one hundred percent (100%) of the principal amount thereof, and no original issue discount shall result.

9.   MISCELLANEOUS

     9.1  COMMUNICATIONS.

          (a) METHOD; ADDRESS. All communications hereunder or under the Notes shall be in writing and shall be delivered either by nationwide overnight courier or by facsimile transmission (confirmed by delivery by nationwide overnight courier sent on the day of the sending of such facsimile transmission). Communications to the Company shall be addressed as set forth on Annex 2, or at such other address of which the Company shall have notified each holder of Notes. Communications to the holders of the Notes shall be addressed as set forth on Annex 1 by such holder, or at such other address of which such holder shall have notified the Company (and the

     Company shall record such address in the register for the registration and transfer of Notes maintained pursuant to Section 2.1).

          (b) WHEN GIVEN. Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee whether or not delivery is accepted) or received by the telecopy machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

          (c) SERVICE OF PROCESS. Notwithstanding the foregoing provisions of this Section 9.1, service of process in any suit, action or proceeding arising out of or relating to this agreement or any document, agreement or transaction contemplated hereby, or any action or proceeding to execute or otherwise enforce any judgment in respect of any breach hereunder or under any document or agreement contemplated hereby, shall be delivered in the manner provided in Section 9.7(c).

     9.2  REPRODUCTION OF DOCUMENTS.

     This Agreement and all documents relating hereto, including, without limitation, consents, waivers and modifications that may hereafter be executed, documents received by any holder of Notes on the Closing Date (except the Notes themselves), and financial statements, certificates and other information previously or hereafter furnished to any holder of Notes, may be reproduced by the Company or any holder of Notes by any photographic, photostatic, microfilm, micro-card, miniature photographic, digital or other similar process and each holder of Notes may destroy any original document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company or such holder of Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this Section 9.2 shall prohibit the Company or any holder of Notes from contesting the accuracy or validity of any such reproduction.

     9.3  SURVIVAL.

     All warranties, representations, certifications and covenants made by the Company herein, in the Securities Purchase Agreement or in any certificate or other instrument delivered hereunder shall be considered to have been relied upon by each holder of Notes and shall survive the delivery to you of the Purchased Securities (including, without limitation, the Notes) regardless of any investigation made by or on behalf of any party hereto. All statements in any certificate or other instrument delivered pursuant to the terms hereof or of the Securities Purchase Agreement shall constitute warranties and representations of the Company hereunder. All obligations hereunder (other than payment of the Notes, but including, without limitation, reimbursement obligations in respect of costs, expenses and fees) shall survive the payment of the Notes and the termination hereof.

     9.4  SUCCESSORS AND ASSIGNS.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder whether or not an express assignment to such holder of rights hereunder shall have been made by any such holder or its successor or assign. Anything contained in this Section 9.4 notwithstanding, the Company may not assign any of its respective rights, duties or obligations hereunder or under any of the other Financing Documents without the prior written consent of all holders of Notes. For purposes of the avoidance of doubt, any holder of a Note shall be permitted to pledge or otherwise grant a Lien in and to such Note (including, without limitation, pledging such Note to a trustee for the benefit of certain secured noteholders pursuant to documents relating to the financing of such holder or to one or more banks or other institutions providing financing in connection with the purchase by such holder of such Note), PROVIDED, HOWEVER, that any such pledgee or holder of a Lien shall not be considered a holder hereunder until it shall have foreclosed upon such Note in accordance with applicable law and informed the Company, in writing, of the same.

     9.5  AMENDMENT AND WAIVER.

          (a) REQUIREMENTS. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Required Holders; PROVIDED, HOWEVER, that no such amendment or waiver shall, without the written consent of the holders of all Notes (exclusive of Notes held by the Company, any Subsidiary or any Affiliate) at the time outstanding;

               (i) change the amount or time of any prepayment or payment of principal or Prepayment Compensation Amount or the rate or time of payment of interest;

               (ii) amend or waive the provisions of Section 6.1., Section 6.2.,
          Section 6.3 or Section 7, or amend or waive any defined term to the extent used therein;

               (iii) amend or waive the definition of "Required Holders"; or

               (iv) amend or waive this Section 9.5 or amend or waive any defined term to the extent used herein.

     The holder of any Note may specify that any such written consent executed by it shall be effective only with respect to a portion of the Notes held by it (in which case it shall specify by dollar amount, the aggregate principal amount of Notes with respect to which such consent shall be effective) and in the event of any such specification such holder shall be deemed to have executed such written consent only with respect to the portion of the Notes so specified.

          No amendment, supplement or modification of the provisions of Section 7, or any defined term to the extent used therein, shall be effective as to any holder of Senior Debt who has not consented to such amendment, supplement or modification.

          (b) SOLICITATION OF NOTEHOLDERS.

               (i) SOLICITATION. Each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be provided by the Company with all material information provided by the Company to any other holder of Notes with respect to any proposed waiver or amendment of any of the provisions hereof or the Notes. Executed or true and correct copies of any amendment or waiver effected pursuant to the provisions of this Section 9.5 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which such amendment or waiver becomes effective.

               (ii) PAYMENT. The Company shall not, nor shall any Subsidiary or Affiliate, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of

          Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to the holders of all Notes then outstanding.

               (iii) SCOPE OF CONSENT. Any amendment or waiver made pursuant to this Section 9.5 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate and has provided or has agreed to provide such amendment or waiver as a condition to such transfer shall be void and of no force and effect except solely as to such holder. and any amendments effected or waivers granted that would not have been or would not be so effected or granted but for such amendment or waiver (and the amendments or waivers of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

          (c) BINDING EFFECT. Except as provided in Section 9.5(b)(iii), any amendment or waiver consented to as provided in this Section 9.5 shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company, any Subsidiary or any Affiliate shall be deemed not to be outstanding.

     9.6  EXPENSES.

          (a) AMENDMENTS AND WAIVERS. The Company shall pay or cause to be paid when billed the reasonable costs and expenses (including reasonable attorneys' fees) incurred by the holders of the Notes in connection with the consideration, negotiation, preparation or execution of any amendments, waivers, consents, standstill agreements and other similar agreements with respect to this Agreement or any other Financing Document (whether or not any such amendments, waivers, consents, standstill agreements or other similar agreements are executed).

          (b) RESTRUCTURING AND WORKOUT, INSPECTIONS. At any time when the Company and the holders of Notes are conducting restructuring or workout negotiations in respect hereof, or a Default or Event of Default exists, the Company shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees of a single firm and the reasonable fees of professional advisors) incurred by the holders of the Notes in connection with the reasonable assessment, analysis or enforcement of any rights or remedies that are or may be available to the holders of Notes, including, without limitation, in connection with inspections made pursuant to Section 5.4; PROVIDED, HOWEVER, that at all other times inspections will be at the expense of the inspecting holder of Notes.

          (c) COLLECTION. If the Company shall fail to pay when due any principal of or Prepayment Compensation Amount or interest on, any Note, the Company shall pay to each holder of Notes, to the extent permitted by law, such amounts as shall be sufficient to cover the reasonable costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on such Note.

     9.7  WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION; ETC.

          (a) WAIVER OF JURY TRIAL. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

          (b) CONSENT TO JURISDICTION. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH UNDER THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY MAY BE BROUGHT BY SUCH PARTY IN ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK CITY, NEW YORK, OR ANY NEW YORK STATE COURT LOCATED IN NEW YORK CITY, NEW YORK AS SUCH PARTY MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE NON-EXCLUSIVE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY TRIBUNAL, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE IN PERSONAM JURISDICTION OF ANY SUCH COURT. IN ADDITION, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY AGREES THAT PROCESS PERSONALLY SERVED OR SERVED BY U.S. REGISTERED MAIL AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER OR UNDER ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE.

          (d) OTHER FORUMS. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY HOLDER OF NOTES TO SERVE ANY WRITS, PROCESS OR SUMMONSES IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE COMPANY OR THE PARENT IN SUCH OTHER JURISDICTION, AND IN SUCH OTHER MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

     9.8  INDEMNIFICATION OF EACH HOLDER.

          From and at all times after the date of this Agreement, and in addition to all of the holders' of Notes other rights and remedies against the Company, the Company agrees to indemnify and hold harmless each holder of the Notes and each director, officer, employee, agent, investment advisor and affiliate of each such holder against any and all claims (whether valid or not), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses of one firm), incurred by or asserted against such holder or any such director, officer, employee, agent or affiliate, from and after the date hereof, whether direct, indirect or consequential,. as a result of or arising from or in any way relating to any suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or enforcement of this Agreement or the other Financing Documents or any transactions contemplated herein or therein, or any of the transactions contemplated hereunder, or arising out of any breach of any representation or warranty, covenant or agreement of the Company or any of the Subsidiaries under any Financing Document, including, without limitation, the failure to make payment when due of amounts arising under the Notes on the respective due dates thereof (whether at the scheduled maturity of any such payment, upon acceleration or otherwise, whether or not such holder or any such director, officer, employee, agent or affiliate is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; PROVIDED, HOWEVER, that no indemnified party shall have the night to be indemnified hereunder for any liability resulting from the willful misconduct or gross negligence of such indemnified party). All of the foregoing losses, damages, costs and expenses of any holder of Notes shall be payable as and when incurred upon demand by such holder and shall be additional obligations hereunder. Without limiting the generality of the foregoing, each holder of Notes shall be entitled to collect and the Company shall be obligated to advance to each holder of Note sand its directors, trustees, officers, employees, agents, investment advisors and affiliates, to the fullest extent permitted by applicable law, all reasonable expenses (including, without limitation, reasonable fees and disbursements of one counsel) attendant to defending against any such claims (whether valid or not), losses, damages, liabilities, costs and expenses when and as incurred, regardless of whether any judicial determination of the indemnified party's entitlement to such indemnity has been made, until or unless a final judicial determination that such indemnified party is not entitled to such indemnity as a result of the willful misconduct or gross negligence of such indemnified party, in which case, such indemnified party shall promptly repay to the Company, with interest at the applicable statutory rate applicable to judgments in the relevant jurisdiction, all amounts so advanced by the Company. The obligations of the Company, and the rights of the holders of Notes under this Section 9.8 shall survive payment of the Notes and the termination of this Agreement.

     9.9  ENTIRE AGREEMENT.

         This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

     9.10 EXECUTION IN COUNTERPART.

          This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

      [Remainder of page intentionally blank. Next page is signature page.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by one of its duly authorized officers or representatives.

                                        EAC I INC.,

                                             by
                                                  /s/Charles Laurey
                                                  -----------------------------
                                                  Name: Charles Laurey
                                                  Title:

SGC PARTNERS II, LLC

By:  /s/ Frank Poltow
     ------------------------
     Name:  Frank Poltow
     Title: Managing Director

Agreed to and Accepted By:

THE NORTHWESTERN MUTUAL
LIFE INSURANCE COMPANY

By:  /s/ Richard A. Strait
     ------------------------
     Name:  Richard A. Strait
     Title: Its Authorized Representative

                                     ANNEX 1
                  ADDRESSES OF PURCHASER; PAYMENT INSTRUCTIONS


PURCHASER NAME                           THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
--------------------------------------   ------------------------------------------------------------------
Name in which Note is Registered         THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
--------------------------------------   ------------------------------------------------------------------
Note Registration Number,                R-1; $14,000,000
Principal Amount of Note
--------------------------------------   ------------------------------------------------------------------
Payment on Account of Note

     Method                              Federal Funds Wire Transfer

     Account Information                 Bankers Trust Company
                                         16 Wall Street
                                         Insurance Unit - 4th Floor
                                         New York, NY 10005

                                         ABA No.: 021-001-003
                                         For the account of The Northwestern Mutual Life Insurance Company
                                         Account No. 00-000-27

                                         (See "Accompanying Information" below)
--------------------------------------   ------------------------------------------------------------------
Accompanying Information                 Name of Company:  EAC I INC.

                                         Description of
                                         Security      13.375% Senior Subordinated Notes due
                                                       July 13, 2007

                                         PPN:          26823@AA 6

                                         Due Date and Application (as among principal, Prepayment
                                         Compensation Amount and interest) of the payment being made:
--------------------------------------   ------------------------------------------------------------------
Address for Notices Related              The Northwestern Mutual Life Insurance Company
to Payments                              720 East Wisconsin Avenue
                                         Milwaukee, WI 53202
                                         Attention: Investment Operations
                                         Fax #: 414-299-5714
--------------------------------------   ------------------------------------------------------------------
Address for All Other Notices            The Northwestern Mutual Life Insurance Company
                                         720 East Wisconsin Avenue
                                         Milwaukee, WI 53202
                                         Attention: Securities Department
                                         Fax #: 414-299-7124
--------------------------------------   ------------------------------------------------------------------
Other Instructions                       THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

                                         By
                                            ---------------------------------
                                              Name:
                                              Title:
--------------------------------------   ------------------------------------------------------------------
Tax Identification Number                39-0509570
======================================   ==================================================================


                                    Annex 1-1


PURCHASER NAME                           SGC PARTNERS II LLC
--------------------------------------   ------------------------------------------------------------------

Name in which Note is Registered         SGC PARTNERS II LLC
--------------------------------------   ------------------------------------------------------------------
Note Registration Number,                R-2; $5,000,000
Principal Amount of Note
--------------------------------------   ------------------------------------------------------------------
Payment on Account of Note

     Method                              Federal Funds Wire Transfer

     Account Information                 Bank Name:       Societe Generale
                                         Account Name:    SGC Partners II LLC
                                         Account Number:  183024
                                         ABA #:           0260-042-26
                                         Contact:         Jackie Ramos (212) 278-6720

                                         (See "Accompanying Information" below)
--------------------------------------   ------------------------------------------------------------------
Accompanying Information                 Name of Company: EAC I INC.

                                         Description of
                                         Security         13.375% Senior Subordinated Notes due
                                                          July 13, 2007

                                         PPN:             26823@AA 6

                                         Due Date and Application (as among principal, Prepayment
                                         Compensation Amount and interest) of the payment being made:
--------------------------------------   ------------------------------------------------------------------
Address for Notices Related              SGC Partners II LLC
to Payments                              1221 Avenue of the Americas
                                         New York, NY 10020
                                         Attention: V. Frank Pottow and Brian Lloyd
                                         Fax #: (2  12) 278-5454
--------------------------------------   ------------------------------------------------------------------
Address for All Other Notices            SGC Partners II LLC
                                         1221 Avenue of the Americas
                                         New York, NY 10020
                                         Attention: V. Frank Pottow and Brian Lloyd
                                         Fax #: (212) 278-5454

                                         with a copy to:

                                         SG Cowen Securities Corporation
                                         1221 Avenue of the Americas
                                         New York, NY 10020
                                         Attention: Elisabeth Duncan
                                         Fax #: (212) 278-7995

                                         and

                                         Howard, Smith & Levin LLP
                                         1330 Avenue of the Americas
                                         New York, NY 10019
                                         Attention: Scott F. Smith
                                         Fax #: (212) 841-1010
======================================   ==================================================================



                                    Annex 1-2


--------------------------------------   ==================================================================
PURCHASER NAME                           SGC PARTNERS II LLC
--------------------------------------   ------------------------------------------------------------------

Other Instructions                       SGC PARTNERS II LLC

                                         By
                                            ----------------------------------
                                               Name:
                                               Title:
--------------------------------------   ------------------------------------------------------------------
Tax Identification Number                [13-4052814]
======================================   ==================================================================



                                    Annex 1-3

                                     ANNEX 2
                               ADDRESS OF COMPANY

                                   EAC I Inc.
                         c/o Ripplewood Holdings L.L.C.
                        One Rockefeller Plaza, 32nd Floor
                            New York, New York 10020
                          Attn: Mr. Timothy C. Collins
                              Mr. Charles L. Laurey

                            Facsimile: (212) 582-4110

                         with a copy of all notices to:

                             Cravath, Swaine & Moore
                                 Worldwide Plaza
                                825 Eighth Avenue
                            New York, New York 10019

                           Attn: Peter S. Wilson, Esq.

                            Facsimile: (212) 765-0978


                                    Annex 2-1

                                  ATTACHMENT A
                                 [FORM OF NOTE]

                                   EAC I INC.
                   (TO BE RENAMED "JLC LEARNING CORPORATION")

               13.375% SENIOR SUBORDINATED NOTE DUE JULY 13, 2007

No. R-___                                                       PPN: [        ]
$_______                                                  ______________ , ____

     EAC I INC. (together with its successors, the "Company"; to be renamed
"JLC Learning Corporation"), a Delaware corporation, for value received, hereby promises to pay to ____________________or registered assigns the principal sum of _______________DOLLARS ($__________ ) on July 13, 2007, and to pay interest
(computed on the basis of a 360 day year of twelve 30-day months) on the unpaid principal balance hereof from the date of this Note at the rate of thirteen and three hundred seventy-five one-thousandths (13.375%) PER ANNUM, in arrears, quarterly on each January 13, April 13, July 13, and October 13 in each year, commencing on the later of October 13, 1999 and the payment date next succeeding the date hereof, until the principal amount hereof shall become due and payable; and to pay on demand interest on any overdue principal (including any overdue partial payment of principal and principal payable at the maturity hereof) and Prepayment Compensation Amount if any, and (to the extent permitted by applicable law) on any overdue installment of interest (the due date of such payments to be determined without giving effect to any grace period), at a rate PER ANNUM equal to the lesser of (a) the highest rate allowed by applicable law and (b) the greater of (i) fifteen and three hundred seventy-five one-thousandths (15.375%). and (ii) two percent (2%) over the rate of interest publicly announced from time to time by Morgan Guaranty Trust Company of New York in New York, New York as its "base" or "prime" rate.

     Payments of principal, Prepayment Compensation Amount, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, in the manner provided in the Note Agreement (defined below).

     This Note is one of an issue of Notes of the Company issued in an aggregate principal amount limited to Nineteen Million Dollars ($19,000,000) pursuant to the Note Agreement (as may be amended, restated or otherwise modified from time to time, the "Note Agreement"), dated as of July 13, 1999, between the Company and the purchasers listed on Annex 1 thereto. The holder of this Note is entitled to the benefits of the Note Agreement. This Note is subject to the terms of the Note Agreement, and such terms are incorporated herein by reference. Capitalized terms used herein and not defined herein have the meanings specified in the Note Agreement.

     As provided in the Note Agreement, this Note is subject to prepayment, in whole or in part, in certain cases without a Prepayment Compensation Amount and in other cases with a Prepayment Compensation Amount, on the terms and subject to the conditions set forth in the Note Agreement. The holder of this Note, on the terms and subject to the conditions set forth in the Note Agreement, may elect to have the Company prepay the entire principal amount of this Note (together with any applicable Prepayment Compensation Amount) in connection with a Change in Control. All of the


                                 Attachment A-1
principal of this Note (together with any applicable Prepayment Compensation Amount) may, under certain circumstances, be declared due and payable in the manner and with the effect provided in the Note Agreement.

     This Note is a registered Note and is transferable only by surrender at the principal office of the Company as specified in the Note Agreement, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing.

     The obligations evidenced by this Note are subordinated to the Senior Debt on the terms provided in the Note Agreement.

     THIS NOTE AND THE NOTE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                                        EAC I INC.,

                                        By:__________________________________
                                             Name:
                                             Title:


                                 Attachment A-2